Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AND SALE AGREEMENT

by and among

ZENDESK, INC.,

ZOPIM TECHNOLOGIES PTE LTD,

THE SELLERS

(as defined herein),

certain of the

VESTED OPTIONHOLDERS

(as defined herein),

and

ROYSTON TAY,

as the Representative of the Sellers for purposes of this Agreement

March 14, 2014

i

3.26	Solvency	47
3.27	Corporate Records	48
3.28	Warranties	49
3.29	Disclosure	49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		49
4.1	Organization and Corporate Power; Capitalization	49
4.2	Authorization of Transactions	50
4.3	Non-Contravention	50
4.4	Litigation	50
4.5	Brokerage	51
4.6	Sufficient Funds	51
4.7	Buyer Financial Information	51

ARTICLE V CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		51
5.1	Affirmative Obligations of the Company	51
5.2	Forbearance of the Company	52
5.3	Procedures for Requesting Buyer Consent	55

ARTICLE VI ADDITIONAL AGREEMENTS		55
6.1	Non-Solicitation of Competing Acquisition Proposals	55
6.2	Governmental Approvals	56
6.3	Endeavors to Close	57
6.4	Access to Information	57
6.5	Notification of Certain Matters	57
6.6	Confidentiality	57
6.7	Contracts	58
6.8	Employee Matters	59
6.9	Tax Matters	60
6.10	Further Assurances	63
6.11	Transactions with Affiliates	63
6.12	Seller and Vested Optionholder Releases	63
6.13	Spreadsheet; Allocation	64
6.14	Tail Insurance Coverage	64
6.15	Disclosure to U.S. Authorities	64

ARTICLE VII CONDITIONS TO THE ACQUISITION		65
7.1	Conditions to Obligations of Each Party	65
7.2	Additional Conditions to the Obligations of Buyer	65
7.3	Additional Conditions to Obligations of the Company and the Sellers	68

ARTICLE VIII INDEMNIFICATION		68
8.1	Indemnification	68
8.2	Additional Indemnity Provisions	72
8.3	Claims Procedure	72
8.4	Survival of Representations and Warranties, etc	75
8.5	Holdback Arrangements	75

ARTICLE IX PRE-CLOSING TERMINATION OF AGREEMENT		76
9.1	Termination	76
9.2	Effect of Termination	77

ii

ARTICLE X MISCELLANEOUS PROVISIONS		77
10.1	Amendment and Modification	77
10.2	Waiver of Compliance	78
10.3	Notices	78
10.4	Binding Nature; Assignment	79
10.5	Entire Agreement	79
10.6	Expenses	79
10.7	Press Releases and Announcements	79
10.8	Governing Law	79
10.9	Arbitration	79
10.10	Interpretation	80
10.11	Fair Market Value of Buyer Series B Common Stock	81
10.12	Specific Performance	81
10.13	Severability	81
10.14	Counterparts	81
10.15	Seller Representative	81

Exhibits*

Exhibit A-1	Sellers
Exhibit A-2	Vested Optionholders
Exhibit B	Form of Closing Certificate
Exhibit C	Principal Residences of Sellers and Vested Optionholders
Exhibit D	Form of Buyer Stockholder Agreement
Exhibit E	Form of Director and Officer Resignation Letter
Exhibit F	Form of Non-Competition Agreement
Exhibit G-1	Form of Retention Plan
Exhibit G-2	Retention Payment Recipients
Exhibit G-3	Form of Retention Agreement (Participation Agreement)
Exhibit H	Deed of Confirmation and Release
Exhibit I-1	Form of Officer’s Certificate
Exhibit I-2	Form of Seller Certificate
Exhibit J	Other Key Employees
Exhibit K	Form of Vested Optionholder Agreement
Exhibit L	Disclosure Letter

*	Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will provide a supplemental copy of these exhibits to the Commission upon request.

iii

SHARE PURCHASE AND SALE AGREEMENT

THIS SHARE PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of March 14, 2014, by and among the Sellers listed on Exhibit A-1 hereto (the “Sellers”), certain of the Vested Optionholders (as defined below) listed on Exhibit A-2 hereto, Zopim Technologies Pte Ltd, a private limited company duly organized under the laws of Singapore (the “Company”), Zendesk, Inc., a Delaware corporation (the “Buyer”), and Royston Tay as the representative of the Sellers and Vested Optionholders (the “Seller Representative”).

A. The Sellers own all of the issued and outstanding shares in the capital of the Company (collectively, the “Shares”);

B. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, collectively, all of the Shares, free and clear of all Liens (such transactions, together, the “Acquisition”);

C. A portion of the consideration otherwise payable in connection with the Acquisition shall be withheld by Buyer to serve as security in respect of the indemnification obligations set forth in this Agreement;

D. The Company and each of the Sellers desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition; and

E. In connection with the consummation of the Acquisition, each Other Employee (as defined herein) will enter into employment arrangements with Buyer or a Subsidiary (as defined herein) thereof to be effective as of the Closing Date (as defined herein) pursuant to the execution of an employment agreement (collectively, the “Employment Agreements”) and a proprietary information and inventions assignment agreement, each being a version of Buyer’s or the relevant Subsidiary’s applicable standard form modified to comply with applicable Laws, as further provided in Section 7.2(i)(ii) below.

F. Concurrently with the execution and delivery of this Agreement, each Key Employee (as defined herein) will enter into and deliver to Buyer (i) an Employment Agreement (the “Key Employee Employment Agreements”) and (ii) a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) in the form set forth on Exhibit F hereto, to be effective upon the Closing Date.

G. Effective as of the Closing and in connection with the transactions contemplated hereby, Buyer shall adopt a retention plan in the form attached hereto as Exhibit G-1 (the “Retention Plan”) to provide for cash payments and grants of Buyer Series B Common Stock in the form of restricted stock units (the “Retention RSUs”) to the Retention Payment Recipients (as defined herein), conditioned on such persons agreeing to certain obligations and entering into certain Retention Agreements, as set forth under the terms of the Retention Plan and pursuant to this Agreement.

NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements which are to be made and performed by the respective parties, it is agreed as follows:

ARTICLE I

DEFINITIONS; PURCHASE AND SALE

1.1 Definitions. The following terms when used in this Agreement have the meanings set forth below:

“Accountant” has the meaning set forth in Section 1.4(b).

“Accountant Costs” has the meaning set forth in Section 1.4(b).

“Acquisition” has the meaning assigned to it in the Recitals.

“Action of Divestiture” has the meaning set forth in Section 6.2.

“Affiliate” means, with respect to any Person, (i) if such Person is an individual, a spouse of such Person, or any child or parent of such Person, and (ii) if such Person is not an individual, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the amount of the aggregate exercise price payable to the Company in connection with the exercise of all Vested Company Options outstanding immediately prior to the Closing.

“Agreed Amount” has the meaning set forth in Section 8.3(a).

“Agreed Valuation Method” has the meaning set forth in Section 10.11.

“Amended Agreements” has the meaning set forth in Section 6.7(b).

“Alternative Transaction” has the meaning set forth in Section 6.1(b).

“Arbitration Rules” has the meaning set forth in Section 10.9(a).

“Arbitrator” has the meaning set forth in Section 10.9(b).

“Audit” has the meaning set forth in Section 7.2(q).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Books and Records” has the meaning set forth in Section 3.27.

“Business” means the development, marketing, sale and provision of software-as-a-service online personalization solutions, including technology, software, services and expert advice.

“Business Day” means any day on which banking institutions in New York, New York and Singapore are open for the purpose of transacting business.

“Buyer End Date” has the meaning set forth in Section 9.1(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Series B Common Stock” has the meaning set forth in Section 1.2(a).

“Buyer Stockholder Agreement” means the Buyer Stockholder Agreement in the form attached as Exhibit D, entered into between Buyer and each Seller setting forth terms in accordance with which each Seller shall hold those shares of Buyer Series B Common Stock acquired by such Seller pursuant to this Agreement.

“Cash Holdback” has the meaning set forth in the Section 1.1.

“Cash” means the amount of unrestricted cash held in the name of the Company in the bank accounts listed on Schedule 3.19 as of the Close of Business on the Closing Date, as determined by Section 1.4(b); provided that the value of any checks issued and wires sent by the Company which have not been deducted from the amount of cash held in the bank accounts listed on Schedule 3.19 as of the Close of Business on the Closing Date shall be deducted from the amount of cash held in such accounts as of the Close of Business on the Closing Date.

“CFC” has the meaning set forth in Section 3.12(n).

“Claim Certificate” has the meaning set forth in Section 8.3(a).

“Claimed Amount” has the meaning set forth in Section 8.3(a).

“Close of Business” as of a particular date, means 5:00 p.m. Singapore time on such date.

“Closing” has the meaning set forth in Section 1.6.

“Closing Balance Sheet” has the meaning set forth in Section 1.4(b).

“Closing Certificate” means the certificates delivered by the President of the Company pursuant to Section 1.7(c).

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Statement” has the meaning set forth in Section 1.4(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Audited Balance Sheets” has the meaning set forth in Section 3.6(a).

“Company Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Benefit Plan” has the meaning set forth in Section 3.13(a).

“Company Contract” has the meaning set forth in Section 3.10(b).

“Company Intellectual Property” has the meaning set forth in Section 3.9(a)(i).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.9(a)(ii).

“Company Interim Balance Sheet” has the meaning set forth in Section 3.6(b).

“Company Interim Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Officers” has the meaning set forth in Section 1.5(d).

“Company Privacy Policy” has the meaning set forth in Section 3.9(a)(iv).

“Company Products” has the meaning set forth in Section 3.9(a)(iii).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.9(b).

“Company Sites” has the meaning set forth in Section 3.9(q).

“Company Stock Option” has the meaning set forth in Section 1.3(a).

“Compliance Certificate” has the meaning set forth in Section 1.5(n).

“Confidential Information” has the meaning set forth in Section 6.6.

“Contaminants” has the meaning set forth in Section 3.9(v).

“Continuing Benefit Plans” has the meaning set forth in Section 6.8(c).

“Continuing Employee” has the meaning set forth in Section 6.8(c).

“Contract” means any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (including any purchase or sales order), whether written or oral.

“Copyrights” has the meaning set forth in Section 3.9(a)(vii).

“Current Assets” means current assets of the Company (other than any Tax assets) as defined under Singapore FRS.

“Current Liabilities” means current Liabilities of the Company (other than any Seller Expenses and Indebtedness to the extent included in the Estimated Closing Adjustment or the Final Closing Adjustment, as applicable, and excluding the amount of any deferred revenue) as defined under Singapore FRS, including all accrued but unused vacation and similar balances of employees of the Company; provided that, for the sake of clarity, each of (A) up to the first $500,000 of the amount of any fees, costs and expenses that would otherwise constitute Seller Expenses (if read without regard to the $500,000.00 threshold) and (B) the amount of any Pre-Closing Taxes will constitute Current Liabilities.

“Customer Data” has the meaning set forth in Section 3.9(a)(v).

“Deed of Confirmation and Release” has the meaning set forth in Section 1.5(e).

“Director and Officer Resignation Letter” has the meaning assigned to it in Section 1.5(d).

“Disclosure Letter” has the meaning assigned to it in Section 6.15.

“Disclosure Matters” has the meaning assigned to it in Section 6.15.

“Domain Names” has the meaning set forth in Section 3.9(a)(vii).

“EAR” has the meaning set forth in Section 3.24(a)(i).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company.

“Employment Agreement” has the meaning set forth in the Recitals.

“Environment” means soil, sediment, surface waters, wetlands, groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resource.

“Environmental Laws” means all Laws relating to pollution, the protection of the Environment, public or worker environmental health and safety, or any other environmental matters (including, without limitation, any Laws relating to the use, storage, emission, discharge, handling, release or disposal of any Hazardous Substance).

“Environmental Permits” has the meaning set forth in Section 3.15(b).

“Environmental Reports” mean any report, study, assessment, audit or other similar document or material that addresses any issue of actual or potential non-compliance with, actual or potential Liability under or cost arising out of, or actual or potential business impact in connection with any Environmental Law, concerning the Company, or any property currently or formerly owned, leased, operated or otherwise used by the Company.

“Equityholder-Related Claims” means any claim by any Seller or Vested Optionholder, equity holder or former shareholder, equity holder, or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities or securities convertible into or exercisable for equity securities, (ii) any rights of a Seller or Vested Optionholder (other than the right to receive such Seller’s or Vested Optionholder’s portion of the Purchase Price pursuant to this Agreement), or holder of share options, warrants or other securities convertible into or exercisable for equity securities, including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Purchase Price are incorrect, (iii) any rights under the articles of association and bylaws (or similar organizational documents) of the Company, in effect as of immediately prior to the Closing, (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company, (v) any claim relating to breach of fiduciary duty, or (vi) any failure of the Spreadsheet to be true and correct in all respects.

“ERISA” has the meaning set forth in Section 3.13(d).

“Estimated Closing Adjustment” means the arithmetic sum of (i) the Estimated Seller Expenses plus (ii) the absolute value of the Estimated Working Capital Adjustment plus (iii) the absolute value of the Estimated Indebtedness as of the Close of Business on the Closing Date.

“Estimated Indebtedness” means the estimated amount of Indebtedness as of the Close of Business on the Closing Date as set forth on the Closing Certificate.

“Estimated Pre-Closing Taxes” means the estimated amount of Pre-Closing Taxes as of the Close of Business on the Closing Date as set forth on the Closing Certificate.

“Estimated Purchase Price” has the meaning set forth in Section 1.7(a).

“Estimated Seller Expenses” means the estimated Seller Expenses as of the Close of Business on the Closing Date as set forth on the Closing Certificate.

“Estimated Working Capital” means the estimated Working Capital of the Company as of Close of Business on the Closing Date as set forth on the Closing Certificate.

“Estimated Working Capital Adjustment” means the negative difference (if any), of (i) Estimated Working Capital minus (ii) the Working Capital Target, as determined in accordance with Section 1.4(b). In the event that the calculation in the preceding sentence would derive a positive number, the “Estimated Working Capital Adjustment” shall be deemed to be $0.

“FCPA” has the meaning set forth in Section 3.25(a).

“Final Closing Adjustment” means the arithmetic sum of (i) the Seller Expenses as of the Close of Business on the Closing Date, plus (ii) the absolute value of the Final Working Capital Adjustment, plus (iii) the absolute value of the Indebtedness as of the Close of Business on the Closing Date, each as finally determined in accordance with Section 1.4(b).

“Final Holdback Release Date” has the meaning set forth in Section 8.5(c).

“Final Working Capital” means the Working Capital of the Company as of the Close of Business on the Closing Date, as finally determined in accordance with Section 1.4(b).

“Final Working Capital Adjustment” means the negative difference (if any), of (i) Final Working Capital minus (ii) the Working Capital Target, as determined in accordance with Section 1.4(b). In the event that the calculation in the preceding sentence would derive a positive number, the “Final Working Capital Adjustment” shall be deemed to be $0.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“First Cutoff Date” has the meaning set forth in Section 8.1(b)(ii).

“Founders” means each of Mr. Royston Tay Zhing Keak, Mr. Wenxiang Wu and Mr. Kwok Yang Bin.

“Fundamental Representations” has the meaning set forth in Section 8.4.

“GAAP Company Interim Financial Statements” has the meaning set forth in Section 7.2(r).

“General Representations” has the meaning set forth in Section 8.1(b)(ii).

“General Survival Date” has the meaning set forth in Section 8.4.

“Generally Commercially Available Code” has the meaning set forth in Section 3.9(a)(vi).

“Governmental Authority” shall mean any federal, state, commonwealth, municipal, county or other governmental department, commission, body, organization, authority or agency, or any court, in each case whether of the United States, any of its possessions or territories, Singapore or of any foreign nation.

“Hazardous Substances” mean any substance or material regulated under any Environmental Law, including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) any waste, gas or other substance or material that is hazardous, toxic, radioactive, explosive, or infectious, and any derivative or by-product thereof.

“Holdback Amount” means, subject to any adjustment pursuant to Section 1.3(b), an amount in cash equal to USD $1,100,000 (the “Cash Holdback”) plus 397,254 shares of Buyer Series B Common Stock (such number subject to appropriate adjustment in the event of a stock split or reverse stock split in respect of the Buyer Series B Common Stock) (the “Share Holdback”) to be withheld from the Estimated Purchase Price and retained by Buyer as set forth herein.

“Inbound Licenses” has the meaning set forth in Section 3.9(f).

“Inchoate Indemnity Claims” has the meaning set forth in Section 1.5(e).

“Indebtedness” means without duplication, all obligations, contingent or otherwise, of the Company (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) including all capitalized lease obligations of the Company; (iv) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business which are included as Liabilities in the determination of the Working Capital or which are excluded from such determination because they are not due as of the Closing Date); (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) all conditional sale obligations and all obligations under any title retention agreement; (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which is secured by a Lien on any property or asset of the Company, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) in the nature of guarantees of the types of obligations described in (i)-(vi) above; (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (ix) above; (x) for all accrued and unpaid interest on or any fees, premiums, penalties or other amounts due with respect to any of the obligations described in (i)-(ix) above; and (xi) all Liabilities for reserves for any of the foregoing. For purposes of calculating deductions from the Purchase Price, “Indebtedness” does not include any Pre-Closing Taxes or Seller Expenses.

“Indemnifying Party” has the meaning set forth in Section 8.1(a).

“Initial Holdback Release Date” has the meaning set forth in Section 8.5(c).

“Initial Public Offering” means Buyer’s first firm-commitment underwritten public offering of its Series A Common Stock under the Securities Act.

“Intellectual Property Rights” has the meaning set forth in Section 3.9(a)(vii).

“Intentional Bad Acts” has the meaning set forth in Section 8.1(a)(vi).

“IP Representations” has the meaning set forth in Section 8.1(b)(i).

“IRS” means the United States Internal Revenue Service.

“Key Employee Employment Agreement” has the meaning set forth in the Recitals.

“Key Employees” shall mean each of the Founders and each other Employee of the Company listed on Exhibit J.

“Knowledge” or “Known” means, with respect to the Company, that such entity will also be deemed to have “Knowledge” of, or to have “Known”, a particular fact or other matter if (i) any of the Founders, directors or officers of the Company is actually aware of such fact or other matter or would reasonably be expected to have become aware of such fact or other matter after reasonable inquiry of those employees, consultants, internal and external counsel and advisors, and contractors of and to such entities who would reasonably be expected to have knowledge of the matter in question, (ii) such fact or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent or received by a Founder, director or officer of the Company) in, or that have been in, the possession of such Founder, director or officer of the Company, including his or her personal files, or (iii) such fact or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company that could reasonably be expected to be reviewed by a director or executive officer of the Company in the customary performance of his or her duties and responsibilities.

“Laws” mean any common law or any code, law, ordinance, regulation, order (administrative or other), treaty, decree, rule, statute, judgment or reporting or licensing requirements, applicable to a Person or its assets, properties, Liabilities or business promulgated, interpreted or enforced by any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 1.7(a).

“Liability” or “Liabilities” means, with respect to any Person, any and all Liabilities or obligations of any kind (whether known or unknown, asserted or unasserted, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, obligations arising under any order of any Governmental Entity, and all other Liabilities or obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such Liabilities or obligations are required to be reflected on a balance sheet in accordance with Singapore FRS, and including any Seller Expenses.

“Liens” shall mean any and all liens, encumbrances, mortgages, charges, claims, pledges, security interests, title defects, voting agreements or trusts, transfer restrictions or other restrictions of any nature, other than restrictions under applicable securities laws.

“Loss” and “Losses” means any and all Liabilities, claims, deficiencies, obligations, judgments, settlements, liens, penalties, fines, costs, losses, Taxes, damages (including diminution in value, but other than punitive damages unless such punitive damages are owed or paid to a third party), and reasonable cost, expenses and disbursements, including but not limited to, reasonable attorneys’ and consultants’ fees, and accounting fees and other expert fees (and other expenses related to litigation or other claims or proceedings), incurred in connection with investigating, defending against or settling any of the foregoing, in each case, paid, incurred, accrued, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims).

“Made Available” means that the subject documents or other materials were included in the online data site hosted at https://www.dropbox.com/home#!/home/Zopim%20Due%20Diligence, at least two (2) Business Days prior to the date hereof.

“Mask Works” has the meaning set forth in Section 3.9(a)(vii).

“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect, is, or could reasonably be expected to be or become, materially adverse to the business, assets, Liabilities, condition (financial or other), prospects, customer relationships or results of operations of the Company, taken as a whole, whether in the short-term, intermediate-term or long-term; provided that, for purposes of this Agreement, a Material Adverse Effect shall not include the foregoing Effects to the extent resulting from (a) changes to the industry or market in which the Company operates, (b) general economic, regulatory or political conditions or changes, (c) military action or any act of terrorism, or (d) any Effects to the extent resulting from any public announcement of the transactions contemplated by this Agreement that is not in violation of the terms of this Agreement by the party asserting that such Effects are a Material Adverse Effect; provided, further, in the cases of the foregoing clauses (a) through (c), that such Effects do not disproportionately affect the Company relative to any similarly situated companies.

“Non-Competition Agreement” has the meaning assigned to it in the Recitals.

“Non-U.S. Person” has the meaning set forth in Section 2.6(e).

“Objection Certificate” has the meaning set forth in Section 8.3(a).

“Objection Notice” has the meaning set forth in Section 1.4(b).

“Objection Period” has the meaning set forth in Section 8.3(a).

“OFAC” has the meaning set forth in Section 3.24(a)(i).

“Open Source Software” has the meaning set forth in Section 3.9(a)(viii).

“Ordinary Course Outbound Agreements” has the meaning set forth in Section 3.9(h).

“Other Employees” has the meaning set forth in Section 7.2(i)(ii).

“Outbound Licenses” has the meaning set forth in Section 3.9(h).

“Patents” has the meaning set forth in Section 3.9(a)(vii).

“PCBs” has the meaning set forth in Section 3.15(e).

“PCI-DSS” has the meaning set forth in Section 3.9(w).

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” shall mean (i) statutory Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with Singapore FRS, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not individually, or in the aggregate, material, and (iii) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business.

“Per Option Consideration” has the meaning set forth in Section 1.2(a).

“Per Share Consideration” has the meaning set forth in Section 1.2(a).

“Person” means a natural person, a partnership, a corporation, a company (limited liability or otherwise), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any department, agency or subdivision thereof.

“Personally Identifiable Information” has the meaning set forth in Section 3.9(a)(ix).

“Planned Options” has the meaning set forth in Section 5.2(b).

“Post-Closing Adjustment” means the difference of the Estimated Closing Adjustment minus the Final Closing Adjustment.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.9(a).

“Pre-Closing Taxes” shall mean Taxes of the Company (A) attributable to any Pre-Closing Tax Period or resulting from actions taken on or prior to the Closing Date; (B) any Taxes as a result of the Company being (or ceasing to be) on or prior to the Closing Date (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) a transferee or successor by Contract or otherwise, which relate to an event occurring on or before the Closing Date; and (C) as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, in each case, to the extent not reflected in the calculation of Working Capital or Seller Expenses.

“Pro Rata Portion” means, with respect to any Seller or Vested Optionholder, (i) the aggregate value of the portion of the Total Consideration payable to such Seller or Vested Optionholder, divided by (ii) the value of the Total Consideration payable to all such Sellers and Vested Optionholders. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal one (1).

“PTO” has the meaning set forth in Section 3.9(b).

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.9(a)(x).

“Regulation S Qualified Person” means any Person who may be offered or issued securities of Buyer pursuant to an exemption from registration under Regulation S promulgated under the Securities Act.

“Released Causes of Action” has the meaning set forth in Section 6.12(a).

“Released Parties” has the meaning set forth in Section 6.12(a).

“Releasing Parties” has the meaning set forth in Section 6.12(a).

“Representatives” has the meaning set forth in Section 6.1(b).

“Retention Agreement” means the Participation Agreement, in the form attached as Exhibit B to the Retention Plan and reproduced as Exhibit G-3 hereto, entered into between each Retention Payment Recipient and Buyer pursuant to the Retention Plan.

“Retention Payment Amount” means an aggregate amount in cash equal to USD $3,000,000 plus the Retention RSUs equal to 1,805,700 shares of Buyer Series B Common Stock (such number subject to appropriate adjustment in the event of a stock split or reverse stock split in respect of the Buyer Series B Common Stock) payable or issuable to the Retention Payment Recipients in accordance with, and in the proportions set forth in, the Retention Plan.

“Retention Payment Recipient” means the current Employees of the Company set forth on Exhibit G-2 who shall enter into Retention Agreements with Buyer pursuant to the Retention Plan as a condition to the Closing.

“Retention Plan” has the meaning set forth in the Recitals.

“Retention RSUs” has the meaning set forth in the Recitals.

“Section 338(g) Election” has the meaning set forth in Section 6.9(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller End Date” has the meaning set forth in Section 9.1(d).

“Seller Expenses” mean all fees, costs and expenses (calculated net of GST) in excess of USD $500,000.00 incurred, paid or payable by the Sellers, the Company or any of their respective Affiliates, for which the Company is liable in connection with the preparation of, or the transactions contemplated by, this Agreement including (i) all legal, accounting, financial advisory, consulting, finders, brokerage, commission, and all other fees and expenses of third parties incurred by the Company (whether paid or unpaid) in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Acquisition and the other transactions contemplated hereby, including all fees, costs and expenses payable to (1) Orrick, Herrington & Sutcliffe LLP, (2) Allen & Gledhill LLP, (3) Central Chambers Law Corporation and (4) Ernst & Young LLP (“Ernst & Young”), and any Taxes incurred in connection with any of the foregoing; (ii) all costs and expenses incurred by the Company in connection with remediation and voluntary self-disclosure of violations related to export controls and OFAC sanctions, any penalties associated with identified non-compliance, and installation of a compliance program; (iii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company resulting from the early termination of outstanding Indebtedness in connection with the consummation of the Acquisition and the other transactions contemplated hereby, other than any amounts included in Closing Indebtedness; and (iv) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at or prior to Closing, but excluding severance payments made after the Closing pursuant to “double-trigger” provisions where an individual is involuntarily terminated by Buyer following the Closing) of the Company that become due or payable in connection with the consummation of the Acquisition and the other transactions contemplated hereby, and any payroll or similar employer-side Taxes payable in connection therewith. For purposes of calculating deductions from the Purchase Price, “Seller Expenses” does not include, to the extent not incurred in connection with the Acquisition or the other transactions contemplated hereby, (1) the Company’s general ongoing legal and financial expenses or (2) costs and expenses of investigating, maintaining and securing the Company’s compliance with generally applicable laws and regulations of Singapore, the United States and other jurisdictions (other than those set forth in clause (ii) above).

“Seller-Related Guarantees” has the meaning set forth in Section 1.5(l).

“Share Holdback” has the meaning set forth in Section 1.1.

“Singapore FRS” means Singapore Financial Reporting Standards issued by the Accounting Standards Council of Singapore.

“Shares” has the meaning set forth in the Recitals.

“Specified Matters” has the meaning set forth in Section 8.1(b)(i).

“Spreadsheet” has the meaning set forth in Section 6.13.

“Stamp Duties” means the amount of stamp duty assessed to be paid by the Stamp Duty Branch of the Inland Revenue Authority of Singapore in connection with the Acquisition.

“Standard-Form Agreement” has the meaning set forth in Section 3.9(g).

“Straddle Period” has the meaning set forth in Section 6.9(b).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or of other Persons performing similar functions, or to receive more than 50% of the profits or losses, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

“Survival Date” has the meaning set forth in Section 8.1(b)(iii).

“Tax” or “Taxes” means any and all U.S. federal, state, local, Singapore and other non-U.S. taxes, assessments and other governmental charges, fees, duties, impositions and Liabilities in the nature of tax, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, severance, stamp, social security, unemployment, disability, registration, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” has the meaning set forth in Section 3.9(a)(xi).

“Terminated Agreements” has the meaning set forth in Section 6.7(b).

“Threshold” has the meaning set forth in Section 8.2(a).

“Third Party” has the meaning set forth in Section 6.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Top Customer” has the meaning set forth in Section 3.23(a).

“Top Supplier” has the meaning set forth in Section 3.23(b).

“Total Consideration” means the Purchase Price plus Retention Payment Amount receivable by the Retention Payment Recipients as set forth on the Spreadsheet.

“Trademarks” has the meaning set forth in Section 3.9(a)(vii).

“Transaction Document” means this Agreement and each agreement, Contract, document, schedule, certificate or other instrument executed or delivered in connection with this Agreement, including the Non-Competition Agreements, the Retention Plan and the Retention Agreements, and the Employment Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.9(h).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“URLs” has the meaning set forth in Section 3.9(a)(vii).

“US GAAP” means United States generally accepted accounting principles.

“US Shareholder” has the meaning set forth in Section 3.12(n).

“Vested Company Option” has the meaning set forth in Section 1.3(a).

“Vested Optionholder” has the meaning set forth in Section 1.3(a).

“Vested Optionholder Agreements” has the meaning set forth in Section 7.2(o).

“Whitewash Procedure” has the meaning set forth in Section 1.2(b)(i).

“Working Capital” means (i) Current Assets minus (ii) Current Liabilities, in each case, as of the Close of Business on the Closing Date.

“Working Capital Target” means an amount equal to USD $0.00.

1.2 Share Purchase and Sale.

(a) Consideration. Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations and warranties of and covenants and agreements made herein and in connection with the Acquisition, Buyer will purchase and acquire from the Sellers, and the Sellers will sell, assign, transfer and deliver to Buyer, free and clear of all Liens, all of the Shares, as shown on Exhibit A-1 hereto, for an aggregate purchase price equal to the Purchase Price, less the portion of the Purchase Price to be paid to Vested Optionholders pursuant to Section 1.3 hereof. Each Seller will receive, with respect to each Share, the portion of the Purchase Price equal to (A) the sum of (1) the Purchase Price and (2) the Aggregate Exercise Price divided by (B) the sum of (1) the aggregate number of Shares outstanding immediately prior to the Closing and (2) the aggregate number of Shares issuable pursuant to Vested Company Options outstanding immediately prior to the Closing (the “Per Share Consideration”), as set forth opposite such Seller’s name on the Spreadsheet in accordance with Section 6.13. The amount of Purchase Price to be paid to each Seller shall be paid in cash and in shares of Series B Common Stock of Buyer, par value $0.01 per share (such number subject to appropriate adjustment in the event of a stock split or reverse stock split in respect of the Buyer Series B Common Stock) (the “Buyer Series B Common Stock”), as set forth on the Spreadsheet provided in accordance with Section 6.13.

(b) Whitewash Procedure.

(i) Each of the Buyer, the Sellers and Vested Optionholders acknowledges and agrees that notwithstanding that the Company is a party to this Agreement or anything to the contrary in this Agreement, the Company’s taking on of any liability or obligation under this Agreement is conditional upon the completion by the Company of the procedures set out in section 76(10) of the Companies Act, Chapter 50 of Singapore (the “Whitewash Procedure”).

(ii) Each of the Buyer, the Sellers and Vested Optionholders acknowledges and agrees that unless and until the Whitewash Procedure has been completed by the Company, none of the Buyer, the Sellers or Vested Optionholders shall have any rights or claims against the Company in respect of any of its representations, warranties, obligations and undertakings under this Agreement including but not limited to ARTICLE I (Definitions; Purchase and Sale), ARTICLE III (Representations and Warranties about the Company), ARTICLE V (Conduct of Company Business During Pendency of Transaction), ARTICLE VI (Additional Agreements) and ARTICLE VII (Conditions to the Acquisition); provided that, for purposes of clarity, nothing in this Section 1.2(b) shall operate to limit or otherwise affect the obligations of the Sellers and Vested Optionholders under ARTICLE VIII, including, without limitation, their obligation to indemnify and hold harmless the Buyer Indemnified Parties as set forth in ARTICLE VIII.

(iii) Each of the Sellers further agrees that:

(A) it shall use all reasonable endeavors to ensure that the Whitewash Procedure is carried out in accordance with the requirements under the Companies Act, Chapter 50 of Singapore and shall exercise all of its voting rights in the Company to enable the Whitewash Procedure to be carried out; and

(B) unless and until the Whitewash Procedure has been completed by the Company, it shall procure, by use of its voting rights, that all obligations of the Company as set out in this Agreement are complied with.

1.3 Effect on Company Options.

(a) Immediately prior to, but contingent upon, the Closing, the Company shall take all reasonable actions necessary to provide that each option to purchase Ordinary Shares of the Company (each, a “Company Stock Option”) that is outstanding, unexpired and unexercised immediately prior to the Closing, shall be vested immediately prior to Closing (each, a “Vested Company Option”) and shall be cancelled as of the Closing and each holder thereof (each, a “Vested Optionholder”) shall cease to have any rights with respect thereto, except the right to receive the portion of the Purchase Price payable in respect thereof, as set forth in this Section 1.3 and the Vested Optionholder Agreements. At the Closing, on the terms and subject to the conditions of this Agreement, including the execution and delivery of the Vested Optionholder Agreements, each Vested Optionholder shall, without any further action on the part of Buyer, the Company or such Vested Optionholder, be entitled to receive, with respect to each Vested Company Option, the portion of the Purchase Price equal to (A) the Per Share Consideration less (B) the exercise price of each such Vested Company Option (the “Per Option Consideration”), as set forth opposite such Vested Optionholder’s name on the Spreadsheet provided in accordance with Section 6.13 (provided that the Per Option Consideration shall not be less than zero).

(b) Notwithstanding the foregoing Section 1.3(a), with respect to the Per Option Consideration payable to any Vested Optionholder not resident in Singapore, Buyer may, in its sole discretion and by agreement with such Vested Optionholder, elect to substitute cash in the place of shares of Buyer Series B Common Stock otherwise payable to such Vested Optionholder pursuant to Section 1.3(a) above (such election, a “Cash Election”), in which case the Per Option Consideration payable to such Vested Optionholder shall consist of a cash payment equal to (A) the cash value of Per Share Consideration less (B) the exercise price of each such Vested Company Option. For purposes of the foregoing, the cash value of the Per Share Consideration shall be determined by applying the value of the Buyer Series B Common Stock as of the Closing Date pursuant to Section 10.11 (and without further adjustment) to any component of the Per Share Consideration that would otherwise be payable in shares of Buyer Series B Common Stock were no Cash Election made by Buyer. If Buyer exercises a Cash Election with respect to a Vested Optionholder, (i) the number of shares of Buyer Series B Common Stock comprising the Purchase Price shall be decreased by the number of shares of Buyer Series B Common Stock substituted for cash in connection with such Cash Election, (ii) the amount of cash comprising the Purchase Price shall be increased by an amount equal to the aggregate value (as determined in accordance with Section 10.11 and without further adjustment) of the shares of Buyer Series B Common Stock so substituted for cash in connection with such Cash Election, (iii) the amount of cash and number of shares of Buyer Series B Common Stock comprising the portion of the Holdback Amount attributable to such Vested Optionholder shall be adjusted proportionally in accordance with the adjustments to the Purchase Price set forth in clauses (i) and (ii) above, and (iv) such Cash Election shall be reflected in the Vested Optionholder Agreement of such Vested Optionholder and on the Spreadsheet provided in accordance with Section 6.13.

1.4 Purchase Price Determination.

(a) Purchase Price. Subject to the other terms and conditions of this Agreement, including Section 1.3(b) and Section 1.7, the aggregate final purchase price to be paid to the Sellers and Vested Optionholders on the Closing Date shall be equal to the sum of (i) USD $5,000,000 in cash minus the Final Closing Adjustment, plus (ii) 1,805,700 shares of Buyer Series B Common Stock (such number subject to appropriate adjustment in the event of a stock split or reverse stock split in respect of the Buyer Series B Common Stock) (collectively, the “Purchase Price”).

(b) Determination of the Post-Closing Adjustment. Within sixty (60) days after the Closing Date, Buyer will deliver to the Seller Representative a closing balance sheet of the Company, prepared in accordance with Singapore FRS (the “Closing Balance Sheet”), which shall set forth the Post-Closing Adjustment, if any, and the amount of Indebtedness, the amount of Seller Expenses, the amount of Pre-Closing Taxes, in each case as of the Close of Business on the Closing Date, as well as the Final Working Capital Adjustment and the Final Closing Adjustment (such amounts, the “Closing Calculations”; and such statement, the “Closing Statement”). At the time Buyer delivers the Closing Statement to the Seller Representative, Buyer shall also deliver to the Seller Representative reasonable detail supporting the Closing Calculations. From the time Buyer delivers the Closing Statement and thereafter until the Closing Calculations have each been finally resolved pursuant to this Section 1.4(b), Buyer will make available to the Seller Representative on a reasonably timely basis, access to (i) all physical and electronic records and work papers used in preparing the Closing Statement that are reasonably necessary for the Seller Representative to confirm Buyer’s computations therein, and (ii) the individual or individuals who were chiefly responsible for preparing the Closing Statement. If the Seller Representative disagrees with the Closing Calculations, the Seller Representative may, within thirty (30) days after the receipt of the Closing Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth the Seller Representative’s computation of any or all of the Closing Calculations, as the case may be, and such information, arguments and support used in preparing such computation. If Buyer has not received an Objection Notice within thirty (30) days after the Seller Representative has received the Closing Statement, then the parties will be deemed to have agreed to all of the Closing Calculations. If Buyer has received an Objection Notice within thirty (30) days after the Seller Representative has received the Closing Statement, Buyer and the Seller Representative will attempt, in good faith, to resolve any disputes, as set forth in the Objection Notice, as to the computation of any disputed Closing Calculation. If Buyer and the Seller Representative do not achieve final resolution within thirty (30) days after Buyer has received the Objection Notice, then Buyer and the Seller Representative will retain any of the internationally reputable big four accounting firms (i.e. (i) Messrs PricewaterhouseCoopers LLP, (ii) Messrs Ernst & Young LLP, (iii) Messrs KPMG LLP, or (iv) Messrs Deloitte & Touche LLP) as mutually agreed upon by Buyer and the Seller Representative (the “Accountant”), to resolve any remaining disputes. The Accountant will consider only those items and amounts in the Closing Statement set forth in the Objection Notice which Buyer and the Seller Representative are unable to resolve. Buyer and the Seller Representative shall each make a submission to the Accountant within twenty (20) days after the Accountant’s engagement, which submission shall contain a computation of the Closing Calculations and information, arguments, and support for such computation. The Accountant shall review such submissions and base its determination solely on such submissions (without an independent review). In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative. The Accountant’s determination will be based on the definitions contained in this Agreement of each of individual components of the Closing Calculations and in accordance with Singapore FRS, and will take no account of events occurring after the Closing Date. The determination of the Accountant will be conclusive and binding upon the parties. The Seller Representative and Buyer shall pay the portion of the fees and costs of the Accountant (“Accountant Costs”), if any, determined by multiplying the amount of the Accountant Costs by a fraction the numerator of which is (with respect to each party) of (A) the positive difference between (1) the aggregate Final Closing Adjustment submitted by such party to the Accountant on the Closing Statement or Objection Notice, as applicable and (2) the determination of the actual Final Closing Adjustment made by the Accountant and the denominator of which is (B) the aggregate difference between each party’s submission of the amount of Final Closing Adjustment as set forth on the Closing Statement or Objection Notice, as applicable.

1.5 Closing Deliverables. At the Closing, the Company or the Sellers, as applicable, will deliver to Buyer:

(a) the original share certificates representing the Shares in the name of the Sellers, together with valid share transfer forms in respect of the Shares, duly executed by the Sellers in favour of Buyer together with a working sheet signed by a director or secretary of the Company computing the net asset value per share of the Company and/or such other document(s) as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the Stamp Duty payable on a transfer of shares;

(b) certified true copies of the resolutions passed by the Board of Directors of the Company:

(i)	approving the transfer of the Shares to Buyer;

(ii)	authorising the issue of new share certificates in respect of the Shares in favour of Buyer;

(iii)	approving the entry of the name of Buyer into the register of members of the Company as the holder of the Shares and the making of such other entries into other corporate records of the Company as may be necessary to effectuate and reflect the Acquisition;

(iv)	effecting and accepting the resignation of the directors, officers and secretary(ies) of the Company, with effect from the Closing and appointing as its directors, officers and secretary(ies) of the Company, the person(s) nominated by Buyer as notified to the Sellers in writing, with effect from the Closing Date; and

(v)	revoking all existing authorities to banks in respect of the operation of its bank accounts and giving authority in favour of such persons as Buyer may nominate to operate such accounts;

(c) certified true copies of the resolutions passed by the Board of Directors of each Seller that is not an individual (if applicable):

(i)	approving the sale of the Shares held by such Seller to Buyer; and

(ii)	authorising the execution by such Seller of all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof (where necessary) under the common seal of such Seller;

(d) a letter duly signed by each officer, secretary or director of the Company (the “Company Officers”) tendering his or her resignation as officer, secretary or director of the Company and/or all offices or places of profit under the Company, to be effective as of the Closing, in the form attached hereto as Exhibit E (the “Director and Officer Resignation Letter”);

(e) deeds executed by the Sellers and each of the Company Officers confirming that they each have no claim against the Company (including without limitation, in respect of the Company Officers, for compensation for loss of office, but excluding indemnity obligations of the Company to the Company Officers under the articles of association and bylaws (or similar organizational documents) of the Company or any insurance policy maintained by the Company for the benefit of the Company Officers (“Inchoate Indemnity Claims”)) and if there are any claims that they shall release and disclaim all their rights to such claims, which deeds shall be substantially in the form attached hereto as Exhibit H (the “Deed of Confirmation and Release”);

(f) such waivers or consents as may be necessary to enable Buyer to be registered in the register of members of the Company as holder of any and all of the Shares;

(g) the certificates of title, title deeds, leases and tenancy agreements and all other documentation relating to the Property;

(h) all financial, accounting and tax records of the Company (including, without limitation, all management accounts, correspondence with government, governmental agencies, statutory bodies or revenue authorities, banks and other financiers, customers and vendors for the Company);

(i) the notice of incorporation, common seals, the memorandum and articles of association, cheque books and all statutory and other books and records and current business registration certificates and business licences of the Company (duly written up-to-date);

(j) a list of all bank accounts maintained by the Company;

(k) bank statements of all bank accounts of the Company as at the Close of Business on the last Business Day prior to the Closing Date, together with directions, in the agreed form, varying and/or replacing the mandates given to such banks by the Company;

(l) an acknowledgment in the agreed form from the Sellers that there is no Indebtedness owing at Closing from the Company to any Sellers and that all Seller-Related Guarantees have been fully and completely discharged as at Closing. For the purposes of this provision, “Seller-Related Guarantees” means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever: (i) given to any third party by the Company in respect of any Liability of the Seller or (ii) given to any third party by any Seller in respect of any Liability of the Company; and

(m) a compliance certificate signed by two directors or by a director and secretary of the Company, pursuant to Section 76A(6) of the Companies Act (Chapter 50 of Singapore) confirming that the requirements of the financial assistance whitewash procedures under Section 76(10) of the Companies Act (Chapter 50 of Singapore) have been complied with in relation to the provision of financial assistance by the Company for the purposes of the Acquisition through (i) the Company bearing all fees, costs and expenses incurred by legal advisors, auditors, accountants, and/or financial advisors in connection with the Acquisition (including the costs of all documentation relating to or implementing the Acquisition) up to a maximum of S$800,000.00 and (ii) the provision by the Company of the representations, warranties, undertakings, covenants and obligations under this Agreement (“Compliance Certificate”).

1.6 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Acquisition shall be consummated at a closing (the “Closing”) on a date within five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of the Company located at 1 Commonwealth Lane, #03-01 Singapore 149544, or such other date, time and place as Buyer and the Seller Representative shall agree in writing (the day on which the Closing actually takes place, the “Closing Date”).

1.7 Payment of Purchase Price.

(a) Estimated Payments. Subject to any adjustment pursuant to Section 1.3(b), the “Estimated Purchase Price” will be equal to the result of (i) the cash amount of USD $5,000,000 (which amount includes a portion of the Holdback Amount to be withheld by Buyer at Closing pursuant to Section 1.7(b)), minus the cash amount of the Estimated Closing Adjustment, plus (ii) 1,805,700 shares of Buyer Series B Common Stock (such number subject to appropriate adjustment in the event of a stock split or reverse stock split in respect of the Buyer Series B Common Stock) (which amount includes a portion of the Holdback Amount to be withheld by Buyer at Closing pursuant to Section 1.7(b)). At least two (2) Business Days prior to the Closing Date, Buyer shall deliver to the Seller Representative a form of letter of transmittal (the “Letter of Transmittal”) and instructions for use in effecting the surrender of the share certificates representing the Shares and agreements representing the Vested Company Options in exchange for the applicable portion of the Estimated Purchase Price. Buyer will cause to be paid to the Sellers and Vested Optionholders an amount equal to the Estimated Purchase Price via wire transfer of immediately available funds to accounts designated by each Seller and Vested Optionholder by initiating such wire transfer, and providing such Seller or Vested Optionholder with federal reference numbers for such wire transfer, no later than three (3) Business Days after receipt from such Seller or Vested Optionholder a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to the Letter of Transmittal, and by the issuance of original stock certificates representing the shares of Buyer Series B Common Stock, to be held in accordance with the terms of the Buyer Stockholder Agreements. Buyer will deliver to each Seller and Vested Optionholder at Closing a portion of the Estimated Purchase Price less such Seller’s or Vested Optionholder’s portion of the Holdback Amount as set forth on the Spreadsheet in accordance with Section 6.13.

(b) Holdback Amount. At Closing, Buyer shall withhold from the Estimated Purchase Price otherwise payable to the Sellers and Vested Optionholders the Holdback Amount to secure the payment of the indemnification obligations set forth in Section 6.9 and ARTICLE VIII which amounts shall not become payable as of the Closing Date but shall instead be paid in accordance with, and subject to the provisions of, Section 6.9 and ARTICLE VIII hereof. If and to the extent the Holdback Amount is delivered (1) to the Sellers, interest shall be imputed on such amount as required by Sections 483 or 1274 of the Code, and (2) to the Vested Optionholders, such amounts shall be treated as compensation and includable in gross income of such holders and deductible by Buyer at the time of payment, to the extent required by law.

(c) Closing Certificate. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Buyer the Closing Certificate in the form annexed hereto as Exhibit B, which shall set forth the reasonable, good faith estimate of the Estimated Indebtedness, the Estimated Working Capital, the Estimated Seller Expenses, the Estimated Pre-Closing Taxes, the Estimated Working Capital Adjustment and the Estimated Closing Adjustment, in each case projected as of the Close of Business on the Closing Date, all as reasonably acceptable to Buyer.

(d) Post-Closing Adjustment. The Post-Closing Adjustment shall be computed in accordance with Section 1.4(b) of this Agreement or by the written agreement of Buyer and the Seller Representative, as the case may be, immediately after the final determinations pursuant to Section 1.4(b) and shall be paid within five (5) Business Days thereafter in immediately available funds. If the Post-Closing Adjustment is a positive number, the Post-Closing Adjustment shall be paid by Buyer to the Sellers and Vested Optionholders, based upon their respective Pro Rata Portions thereof. If the Post-Closing Adjustment is a negative number, the Post-Closing Adjustment shall be paid by the Sellers and Vested Optionholders to Buyer, and Buyer shall collect any Post-Closing Adjustment due to Buyer first from the Holdback Amount. Any Post-Closing Adjustment to be paid by Buyer shall be paid in cash, pro rata to all Sellers and Vested Optionholders in accordance with their respective Pro Rata Portions of the Purchase Price. Any Post-Closing Adjustment to be paid by the Sellers and Vested Optionholders, shall be paid pro rata amongst the Sellers and Vested Optionholders in accordance with their respective Pro Rata Portions of the Purchase Price, and in the same form (cash or shares of Buyer Series B Common Stock) as each such Seller and Vested Optionholder received at Closing.

1.8 Tax Withholding. Buyer and the Company shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law and notwithstanding anything herein to the contrary no payments shall be made to any Seller or Vested Optionholder unless and until such Seller or Vested Optionholder has provided Buyer with any necessary Tax forms, including, without limitation, if required, an original and duly executed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer, the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Buyer, the Company.

1.9 Tax Consequences. The parties hereto acknowledge that the Acquisition is a taxable transaction for U.S. federal income Tax purposes, and that it does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Buyer makes no representations or warranties to the Company or to any Sellers or Vested Optionholders regarding the Tax treatment of the Acquisition, or any of the Tax consequences to the Company or any Sellers or Vested Optionholders of this Agreement, the Acquisition or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company, the Sellers and the Vested Optionholders are relying solely on their own Tax advisors in connection with this Agreement, the Acquisition and the other transactions and agreements contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND VESTED OPTIONHOLDERS

The Sellers and each Vested Optionholder that is a party hereto hereby severally, but not jointly, represent and warrant to Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure should reference the appropriate section and subsection numbers of this ARTICLE II; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably clear on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection), supplied by the Company to Buyer and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

2.1 Ownership of Shares. Such Seller or Vested Optionholder is the legal and beneficial owner, beneficially and of record of, and has good and valid title to and unrestricted power to vote (in the case of Seller) and sell, all of the Shares and/or Vested Company Options, as applicable, set forth opposite such Seller’s or Vested Optionholder’s name on Exhibit A-1 or Exhibit A-2 hereto free and clear of any Lien. At Closing, (i) each such Seller will transfer good and valid title to the Shares set forth opposite such Seller’s name on Exhibit A-1 hereto to Buyer free and clear of any Lien together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto as at the Closing Date and thereafter and (ii) each Vested Company Option shall be cancelled and each such Vested Optionholder shall cease to have any rights with respect to the Vested Company Options set forth opposite such Vested Optionholder’s name on Exhibit A-2. On Closing, the Shares are and shall have been duly authorised, validly issued and fully paid-up. Such Seller or Vested Optionholder is not a party to any option, warrant, purchase right, or other contract, agreement or commitment that could require such Seller or Vested Optionholder to sell, transfer, or otherwise dispose of any Shares and/or Vested Company Options (other than as set forth in this Agreement). Such Seller or Vested Optionholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

2.2 Authority of Sellers. Such Seller or Vested Optionholder has the full right, capacity and power to enter into this Agreement and all Transaction Documents executed and delivered by such Seller or Vested Optionholder pursuant hereto and to consummate the transactions contemplated herein and therein. This Agreement and all Transaction Documents executed and delivered by such Seller or Vested Optionholder pursuant hereto have been duly executed and delivered by such Seller or Vested Optionholder and constitute valid and binding obligations of such Seller or Vested Optionholder, enforceable against such Seller or Vested Optionholder in accordance with their respective terms.

2.3 No Violation. The execution and delivery of this Agreement and all Transaction Documents executed and delivered by such Seller or Vested Optionholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate (except as disclosed in Schedule 3.4(b)) any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company or such Seller or Vested Optionholder is a party or by which any of them or their respective assets are bound or, in the case of a Seller who is a legal entity other than an individual, the memorandum (if applicable) and articles of association (or the equivalent constitutive documents), certificate of incorporation, bylaws, partnership agreements or other organizational documents of such Seller or Vested Optionholder; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any Governmental Authority applicable to the Company or such Seller or Vested Optionholder; or (iii) require from the Company or such Seller or Vested Optionholder any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

2.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or third party is required to be made or obtained by such Seller or Vested Optionholder in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby save for such filings as may be required to be made with the Accounting and Corporate Regulatory Authority.

2.5 Brokers’, Finders’ Fees, etc. Such Seller or Vested Optionholder has not employed or engaged any broker, finder, investment banker or financial advisor (i) as to whom such Seller or Vested Optionholder may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

2.6 Securities Law Representations.

(a) Investment Intent. Such Seller or Vested Optionholder is acquiring the shares of Buyer Series B Common Stock from Buyer for its own account, with no present intention of selling or otherwise distributing the same.

(b) Status of Shares of Buyer Series B Common Stock. Such Seller or Vested Optionholder has been informed by Buyer that, as of the Closing Date, the shares of Buyer Series B Common Stock have not been nor will be registered under the Securities Act, under the securities laws of any nation or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

(c) Sophistication and Financial Condition. Such Seller is (i) an “Accredited Investor” as defined in Regulation D under the Securities Act (an “Accredited Investor”), or (ii) a Non-U.S. Person (as defined below), and in either case, has had a full and fair opportunity to ask questions, seek their own legal counsel, and have access to all relevant documents requested regarding the merits and risks of an investment in the shares of Buyer Series B Common Stock.

(d) Principal Residence. Such Seller or Vested Optionholder represents and warrants that its principal residence is as set forth on Exhibit C attached hereto.

(e) Regulation S Restrictions. If such Seller or Vested Optionholder is not an Accredited Investor, then such Seller is not a “U.S. person” as such term is defined in Rule 902(k) of Regulation S of the Securities Act (a “Non-U.S. Person”) and is not acquiring shares of Buyer Series B Common Stock for the account or benefit of a “U.S. person” (as such term is defined in Rule 902(k) of Regulation S of the Securities Act); (ii) agrees that any resale of the shares of Buyer Series B Common Stock purchased by it shall be in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration; (iii) agrees not to engage in any hedging transactions with regard to such shares of Buyer Series B Common Stock unless in compliance with the Securities Act; (iv) represents that it has satisfied itself as to the compliance in all material respects by it with the laws of its jurisdiction required to be complied with by it in connection with any invitation by Buyer to it to accept such shares of Buyer Series B Common Stock, including (A) the legal requirements within its jurisdiction for the receipt of the shares of Buyer Series B Common Stock by it; (B) any foreign exchange restrictions applicable to it; (C) any governmental or other consents that may need to be obtained by it and (D) the income tax and other tax consequences to it, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of Buyer Series B Common Stock; and (v) certifies that to its knowledge, its acquisition of and continued beneficial ownership of the shares of Buyer Series B Common Stock will not violate any securities or other laws of the jurisdictions that are applicable to it. Such Seller or Vested Optionholder agrees that, to the extent necessary pursuant to Regulation S of the Securities Act, Buyer may refuse to register any transfer of shares of Buyer Series B Common Stock not made in accordance with the provisions of such Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

2.7 Disclosure. With respect to statements made or omitted to be made by such Seller or Vested Optionholder, this Agreement, including the Disclosure Schedules, any Transaction Document and any certificate, instrument or other document required to be delivered pursuant to this Agreement by such Seller or Vested Optionholder, does not contain any untrue statement of a material fact, and does not omit to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Such Seller or Vested Optionholder has Made Available to Buyer true and complete copies of all documents requested from Seller or Vested Optionholder by Buyer or required to be delivered pursuant to this Agreement by such Seller or Vested Optionholder (including any attachment thereto, such that the contents of such copies comprise the entire agreement between the parties thereto). Such Seller or Vested Optionholder has not failed to disclose to Buyer in this Agreement or in the Disclosure Schedules any facts material to the Business, assets, Liabilities, financial condition or prospects of the Company or to Buyer’s decision to purchase the Shares and consummate the Acquisition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

The Company and each of the Sellers hereby represent and warrant to Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (which disclosure should reference the appropriate section and subsection numbers of this ARTICLE III; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably clear on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection), on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

3.1 Corporate Organization; Authorization.

(a) The Company is duly incorporated and validly existing under Singapore law and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its property and assets and is not in receivership, judicial management or liquidation. The Company is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction (i) listed in Schedule 3.1(a), and (ii) in which the conduct of its business or the ownership or leasing of its property require such qualification. The Company has full corporate power and authority to own and operate its respective properties and to carry on its respective business as now conducted and currently proposed to be conducted. The Company has Made Available to Buyer true, accurate, complete and correct copies of its organizational documents (including its certificate of incorporation or analogous document and memorandum and articles of association containing full details of the rights and restrictions attached to the share capital of the Company), each as amended to date and in full force and effect on the date hereof, and no amendments to any such organizational documents have been approved or proposed. Copies of all the resolutions and agreements (including without limitation, shareholders’ agreements, voting agreements, etc.) required by applicable Law to be annexed to or incorporated in the constitutive documents of the Company are annexed or incorporated thereto. The Company has complied with its memorandum and articles of association and other constitutive documents in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorized. All governmental, statutory and other approvals, licenses, orders and authorizations which were necessary or desirable in connection with the incorporation of the Company, the allotment or transfer of shares in the Company to the present and former holders thereof, the appointment of directors and officers of the Company, were duly obtained, complied with and are in full force and effect, and no such approval, license, order or authorization will be revoked, suspended, varied or cancelled.

(b) Schedule 3.1(b) lists the directors and officers of the Company as of the date hereof.

(c) Schedule 3.1(c) contains a true, correct and complete list, as of the date of this Agreement, of every state or foreign jurisdiction in which the Company has employees or facilities or otherwise has conducted its business since inception (specifying the existence of employees or facilities in each such state or jurisdiction).

(d) The operations now being conducted by the Company are not now and have never been conducted under any other name.

(e) The Company has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The board of directors of the Company and the Sellers, the only shareholders of the Company, have taken all action required to authorize the execution and delivery of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. No other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto. This Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.2 No Violation. The execution and delivery of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not violate or result in a violation of, conflict with or constitute, result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit, give rise to a right of termination, cancellation, modification or acceleration of any obligation under (i) any contract, agreement, permit, license, authorization or obligation to which the Company is a party or by which it or any of its assets are bound, or any provision of the certificate of registration or bylaws, or cause the creation of any Lien upon any of the assets of the Company; or (ii) any provision of any Law, or any order of, or any restriction imposed by, any Governmental Authority applicable to the Company. Following the Closing Date, the Company will be permitted to exercise all of its rights under the contracts and agreements to which it is a party without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such contracts or agreements had the transactions contemplated by this Agreement not occurred.

3.3 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

3.4 Capitalization.

(a) Share Capital. The Company has a share capital of S$1,070.46. The issued Shares of the Company consist of 844,600 Ordinary Shares (collectively, the “Company Capital Stock”). The Shares represent the entire issued share capital of the Company and have been duly authorized, are legally and validly issued and fully paid. The Shares owned by the Sellers represent all of the outstanding Company Capital Stock free and clear of any Liens, and as a result of the Acquisition, Buyer will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock free and clear of any Liens. Schedule 3.4(a) sets forth a true, correct and complete list of all holders of Company Capital Stock as of the date hereof, including (i) the name and the address of the holders of such shares of Company Capital Stock, (ii) the number of shares of Company Capital Stock of each class and type held by such holder, and (iii) the issue price of such shares of Company Capital Stock. There are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were offered, issued, sold and delivered in compliance with all applicable Singapore and other securities laws and have not been issued in violation of any pre-emption or any other rights. Other than the Shares owned by the Sellers, there are no securities or other rights convertible into or exchangeable or exercisable for shares of Company Capital Stock outstanding, and, except as set forth on Schedule 3.4, there are no outstanding subscriptions, convertibles, options, warrants, rights, contracts, agreements, commitments, understandings or arrangements of any kind by which the Company is bound to issue, sell, repurchase, redeem or otherwise acquire or retire any additional shares or other securities of the Company or by which any Person is entitled to acquire any such shares or securities. There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Company Capital Stock or any interests therein; (ii) no rights to have shares of Company Capital Stock registered for sale to the public in connection with the laws of any jurisdiction, (iii) no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and (iv) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of shares of Company Capital Stock. The Company has not received any unconditional or conditional shareholders’ contributions or any equity or other capital contributions of any nature that may involve any repayment obligations of the Company. The Company has not repurchased any shares of Company Capital Stock or any securities exercisable for or into or convertible into any shares of Company Capital Stock.

(b) Equity Plans. Except for the Company’s Amended and Re-stated Employee Share Option Scheme 2011 (the “Plan”), the Company has never adopted, sponsored, entered into or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise. Pursuant to the Plan, the total aggregate number of shares with respect to which the Company may grant options pursuant to the Plan may not exceed the lower of (i) 155,400 shares, or (ii) 15.54% of the enlarged issued share capital of the Company. As of the date hereof, options to purchase 49,000 shares have been granted under the Plan, of which options to purchase 35,494 shares have vested and are exercisable to purchase 35,494 shares, and 0 shares have been issued upon the exercise of options granted under the Plan. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available to Buyer and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof. No holder of Vested Company Options has the ability to early exercise or has so early exercised any Vested Company Options for shares of Company Capital Stock. Except to the extent disclosed otherwise in Schedule 3.4(b), all holders of Vested Company Options are current employees or non-employee directors of the Company. Schedule 3.4(b) sets forth for each outstanding Company Option, the name of the holder, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of Company Option, the date of grant, the expiration date, the exercise price, the vesting schedule, including the extent vested to date and whether (and to what extent) such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events. Each Vested Optionholder listed on Exhibit A-2 is the holder of all of the Vested Company Options set forth opposite such Vested Optionholder’s name on Exhibit A-2, free and clear of any Lien and has the sole right (together with the Company) to cancel such Vested Company Options.

3.5 Subsidiaries and Affiliates. The Company does not have and has not ever had any Subsidiaries and the Company does not own or control and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, corporation, partnership, joint venture or other business association or entity.

3.6 Financial Statements.

(a) The Company has previously delivered to Buyer and attached hereto in Schedule 3.6(a) a true, accurate and complete copy of the audited balance sheets of the Company as of and for the twelve (12) months ended March 31, 2013 (the “Balance Sheet Date”) and March 31, 2012 (collectively, the “Company Audited Balance Sheets”) and the related audited statements of operations, changes in shareholders’ equity and cash flows for the years then ended, together with a report thereon by the independent certified public accountants of the Company (together with the Company Audited Balance Sheets, the “Company Audited Financial Statements”). The Company Audited Financial Statements have been audited by an auditor or firm of accountants qualified to act as auditors in Singapore and the auditors’ report(s) required to be annexed to the Company Audited Financial Statements is unqualified. The Company Audited Financial Statements have been filed in accordance with the requirements of the Companies Act (Chapter 50 of Singapore). The Company Audited Financial Statements present fairly the financial position of the Company at the date thereof, and the results of operations, changes in shareholders’ equity and cash flows of the Company for the years indicated, were prepared in accordance with and comply with applicable Laws and with Singapore FRS consistently applied throughout the periods indicated, and the methodology for preparing the Company Audited Financial Statements has been consistent with the Company’s past practice and which methodology is set forth in detail sufficiently satisfactory to Buyer on Schedule 3.6(a), and are consistent with the books and records of the Company. The financial statements referred to in this Section 3.6(a) and in Section 3.6(b) are sometimes referred to collectively as the “Financial Statements.”

(b) Set forth on Schedule 3.6(b) is a true and correct copy of: (i) the unaudited balance sheet of the Company as of and for the nine (9) months ended December 31, 2013 (the “Company Interim Balance Sheet”) and the related unaudited statements of operations, changes in shareholders’ equity and cash flows for the nine (9) months then ended (together with the Company Interim Balance Sheet, the “Company Interim Financial Statements”). The Company Interim Financial Statements present fairly the financial position of the Company, at the date thereof, and the results of operations, changes in shareholders’ equity and cash flows for the period indicated, were prepared in conformity with Singapore FRS consistently applied throughout the periods indicated, and the methodology for preparing the Company Interim Financial Statements has been consistent with the Company’s past practice and which methodology is set forth in detail sufficiently satisfactory to Buyer on Schedule 3.6(b), and are consistent with the books and records of the Company, subject to the absence of footnote disclosure and normal or recurring year-end adjustments; provided, however, that any such normal and recurring year-end adjustments will not be material, in the aggregate.

(c) The Financial Statements make: (i) full provision for all actual Liabilities; (ii) proper and adequate provision (or note in accordance with good accounting practice) for all contingent Liabilities; (iii) proper and adequate provision or reserve for all bad and doubtful debts; (iv) due provision for depreciation and amortisation and for any obsolescence of assets; and full provision or reserve for all Tax liable to be assessed on the Company or for which it is or may become accountable. The stock and work-in-progress, if any, are included in the Company Audited Financial Statements and the Company Interim Financial Statements at figures not exceeding the amounts which could, in the circumstances existing at the date of the Company Audited Financial Statements and the Company Interim Financial Statements respectively, reasonably be expected to be realised in the normal course of carrying on the business of the Company. The profits and losses of the Company for the applicable financial year ended on the balance sheet date of each of the Company Audited Financial Statements, the audited balance sheets of the Company for previous periods and the Company Interim Financial Statements and the trend of profits thereby shown have not (except as therein disclosed) been affected by inconsistencies of accounting practices, by the inclusion of unusual or non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts). The Company Audited Financial Statements have been prepared on a basis consistent with the audited accounts of the Company for the two (2) preceding financial years, without any changes in accounting policies used. The Company Interim Financial Statements have been prepared on a basis consistent with the Company Audited Financial Statements and there has been no revaluation of any assets, fixed or otherwise, from the value of those assets stated in the Company Audited Financial Statements, without any changes in accounting policies used.

(d) The Company maintains accurate books and records reflecting its assets and Liabilities, taken as a whole, and maintains proper and adequate internal accounting controls that provide assurance (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Singapore FRS and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) The Company has not, nor, to the Knowledge of the Company, has any Representative thereof, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements and the Company has not, nor has any representative thereof, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral regarding fraud by any officer or employee of the Company.

3.7 Absence of Undisclosed Liabilities. The Company does not have any Liabilities of any nature, except Liabilities (i) expressly stated in the Company Interim Balance Sheet, and (ii) incurred in the ordinary course of business since the date of the Company Interim Balance Sheet, as applicable, and consistent with the Company’s past practice (including as to frequency and amount), and that do not exceed $50,000 individually or in the aggregate.

3.8 Absence of Certain Changes. Since the Balance Sheet Date, the Company (i) has conducted its business only in the ordinary course, (ii) has not suffered a Company Material Adverse Effect, (iii) has not suffered any theft, damage, destruction or casualty loss in excess of USD $25,000 in the aggregate to its assets (whether or not covered by insurance), and (iv) has not failed to act or taken any action that would require the consent of Buyer under Section 5.1 or Section 5.2 if such failure to act or action had been taken after the date hereof.

3.9 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported by the Company to be owned by the Company.

(ii) “Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or purported by the Company to be owned by the Company.

(iii) “Company Products” means all products and services developed (including products and services under development), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed by or on behalf of the Company since its inception and all modifications, upgrades, updates and follow-ons to the foregoing that the Company plans to release within six (6) months after the date hereof, as evidenced in documents existing on the date hereof.

(iv) “Company Privacy Policy” shall mean any external or internal, past or present written privacy policy of the Company relating to: (i) the privacy of users of any Company Product or of any website of the Company, (ii) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (iii) any employee information

(v) “Customer Data” means all data, meta data, information or other content (i) transmitted to the Company by users or customers of the Company Products, or (ii) otherwise stored or hosted by the Company or the Company Products.

(vi) “Generally Commercially Available Code” means any generally commercially available software in executable code form licensed to the Company on a license basis for a cost of not more than USD $10,000 for a license per user or work station, and not more than USD $50,000 in the aggregate for all users and work stations.

(vii) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, Singapore and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all World Wide Web addresses and domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications and registrations therefor (“Domain Names”), (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(viii) “Open Source Software” means all software or other Intellectual Property that is distributed as “open source software” or “free software” or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Software includes, without limitation, any software under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(ix) “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify a Person or an individual computer, device or application including but not limited to a natural person’s name, street address, telephone number, e-mail address, computer IP address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under any applicable Laws.

(x) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time anywhere in the world.

(xi) “Technology” means any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.

(b) Registered Intellectual Property. Schedule 3.9(b) (i) lists all Registered Intellectual Property that is owned by, purported by the Company to be owned by, or held in the name of the Company (“Company Registered Intellectual Property”) including any application, registration or serial numbers, (ii) lists any actions that must be taken by the Company within one hundred twenty (120) days of the date of this Agreement with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property or Company Intellectual Property. All registration, maintenance and renewal fees currently due (or which will be due on or before the Closing Date) in connection with such Company Registered Intellectual Property have been or will be timely paid, and all documents and certificates currently required to be filed (or which will be required to be filed on or before the Closing Date) in connection with such Company Registered Intellectual Property have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. The Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that, to its Knowledge, would not be applicable to Buyer.

(c) Transferability of Company Intellectual Property. All Company Intellectual Property as of the date hereof is, and, as of and immediately following the Closing, will be fully transferable, alienable and licensable by Buyer without restriction and without payment of any kind to any Person.

(d) Validity. The Company Intellectual Property Rights as of the date hereof are, and, as of and immediately following the Closing, will be valid and enforceable, and there are no facts or circumstances that would render any Company Intellectual Property Rights invalid or unenforceable. Without limiting the foregoing, there exists no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(e) Title to Company Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens other than licenses granted under non-exclusive licenses of the Company Products to end users that do not materially differ in substance from the Company’s corresponding Standard Form Agreement. All Company Intellectual Property will be fully transferable, alienable or licensable by Buyer to the same extent as such Company Intellectual Property was transferable, alienable or licensable by the Company immediately prior to the Closing. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property Rights. The Company has not (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Company Intellectual Property Rights or (ii) permitted the rights of the Company in any Company Intellectual Property that is or was at the time material to the Company to lapse or enter into the public domain. Any and all Company Intellectual Property that is or was owned by any Employee has been properly transferred to the Company. No Company Intellectual Property or Company Product is subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(f) Third Party Intellectual Property Rights. Schedule 3.9(f) sets forth all Contracts under which the Company is granted any right under any Intellectual Property Rights or with respect to Technology of any other Person, other than (i) licenses for Open Source Software listed on Schedule 3.9(f) and (ii) licenses for Generally Commercially Available Code, other than any Generally Commercially Available Code that is or will to any extent be (as currently proposed by the Company) incorporated into, integrated or bundled with or linked with any Company Product (collectively, “Inbound Licenses”).

(g) Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users (collectively, the “Standard Form Agreements”) have been Made Available to Buyer.

(h) Outbound License Agreements. Other than agreements that do not materially differ in substance from the corresponding Standard Form Agreements, Schedule 3.9(h) lists all Contracts to which the Company is a party and under which the Company has licensed, provided or assigned or granted any right to any Company Intellectual Property and/or Technology to third parties (“Outbound Licenses”). All Outbound Licenses are in full force and effect.

(i) No Infringement by the Company. The operation of the business of the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and/or licensing of any Company Product, in each case as it is currently conducted or as it is proposed to be conducted by the Company as evidenced in documents existing on the date hereof, does not infringe or misappropriate and will not infringe or misappropriate when conducted in the same manner by Buyer following the Closing, any Intellectual Property Rights of any third Person, violate any right (including any right to privacy or publicity) of any third Person or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is there any basis therefor) and the Company has no reason to believe that any such claim is or may be forthcoming. The Company is not in violation of the terms of any Inbound License.

(j) Third Party Rights. No third Person that has licensed to the Company any Intellectual Property Rights that are included in or used for the provision of Company Products or has provided any Technology that is included in or used for the provision of Company Products to the Company, has retained or been assigned by the Company sole ownership of or has retained or been granted by the Company exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company.

(k) Restrictions on Business. The Company is not bound by any Contract that would restrict or limit it from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of Law or otherwise of any Inbound Licenses or Outbound Licenses to which the Company is a party, will result in: (i) Buyer granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer or any of its Subsidiaries, (ii) the Company or any of its Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company or any of its Affiliates (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (iii) Buyer, any of its Subsidiaries or the Company, being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iv) Buyer, the Company or any of their Subsidiaries or Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(l) No Third Party Infringement. To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(m) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions are attached to Schedule 3.9(m). All current and former employees of the Company, and all current and former consultants or contractors of the Company who have been involved in the creation or development of any Technology or Intellectual Property Rights for the Company, have executed the applicable form of agreement or have otherwise assigned all of their Intellectual Property Rights related thereto to the Company in accordance with applicable Law and agreed to confidentiality obligations in favor of the Company. Without limiting the foregoing, no current or former employee owns any Company Products or Company Intellectual Property, nor has any employee made any assertions with respect to any alleged ownership. All current and former employees of the Company, and all current and former consultants or contractors of the Company who have been involved in the creation or development of any Company Products or Technology for or on behalf of the Company have executed the applicable form of agreement with the Company that to the fullest extent permitted under applicable law, waives for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company.

(n) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi national or international organization or research center was used in the development of any Company Intellectual Property. No employee of the Company, who has been involved in the creation or development of any Technology or Intellectual Property Rights for the Company, or have had access to such Technology or Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. There are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Company Intellectual Property, or in or to any other Intellectual Property that is either used by or for the Company or that is otherwise necessary to conduct the business of the Company as currently conducted and currently contemplated to be conducted.

(o) Open Source Software. The Company has taken sufficient steps, including by implementing and enforcing commercially reasonable policies, designed to (i) identify Open Source Software used by the Company or otherwise included in the Company Products, and (ii) regulate the use, modification, and distribution of Open Source Software in connection with the operation of the business of the Company. Schedule 3.9(o) lists all Open Source Software that is or has been incorporated into, linked with, distributed with, made available to any third party, used to host or otherwise provide or used in the development of any Company Product in any way, or from which any part of any Company Product has been derived, and accurately describes (i) the Company Products (if any) to which each such item of Open Source Software relates, as well as (ii) the manner in which such Open Source Software was incorporated, linked or otherwise used, including, without limitation, (a) whether the Open Source Software is or has been modified and/or distributed by the Company or any of its Affiliates and (b) whether (and if so, how) such Open Source Software was incorporated into or linked in any Company Product. Schedule 3.9(o) also lists (or provides a link to) the applicable license for each such item of Open Source Software. Except to the extent disclosed on Schedule 3.9(o), the Company has not used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Company Intellectual Property, including any portion of any Company Product other than such Open Source Software, (ii) requires the licensing of any Company Intellectual Property, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) creates material obligations for the Company with respect to Company Intellectual Property or grants to any third Person, any rights or immunities under Company Intellectual Property, or (v) imposes any other material limitation, restriction or condition on the right of the Company to use or distribute any Company Intellectual Property. With respect to any Open Source Software that is used by the Company in the operation of its business, the Company is in material compliance with all applicable licenses with respect thereto.

(p) Source Code. The Company has not, nor has any other Person acting on its behalf disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product, other than to Persons involved in the development of such source code who have executed the applicable form of agreement attached to Schedule 3.9(m). Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment or transfer to Buyer, by operation of Law or otherwise, of any Company Intellectual Property, will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Product to any Person.

(q) Personally Identifiable Information and Customer Data. Schedule 3.9(q) describes the types of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Company through Internet websites and mobile applications owned, maintained or operated by the Company (“Company Sites”), and through any Company Products, including the types of Personally Identifiable Information and Customer Data, and the method of collection for each; contains each Company Privacy Policy; and identifies with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such Privacy Policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information. The Company has complied in all material respects with all applicable Laws (including but not limited to the Personal Data Protection Act 2012 of Singapore), fiduciary obligations, requirements of self-regulatory organizations, contractual obligations, consumer-facing statements in any marketing or promotional materials, and each Company Privacy Policy (collectively, “Privacy Requirements”) relating to (i) the privacy of users of Company Sites and Company Products and (ii) the collection, storage, transfer, disclosure, retention, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the

Company in any manner or maintained by third parties having authorized access to such information. Each Company Privacy Policy and all materials distributed or marketed by the Company have at all times made all disclosures to users, customers and Employees as required in all material respects by applicable Privacy Requirements, and none of such disclosures made or contained in any Company Privacy Policy or in any other materials has been inaccurate or in material violation of any Privacy Requirements. The Company has taken measures designed to ensure that all third parties that are provided with access to Personally Identifiable Information, Customer Data and/or any other data contained in the Company’s databases protect the privacy, security and confidentiality of such data and information, including by requiring such parties to be subject to written agreements requiring such parties to comply with the applicable Privacy Requirements with respect to such data and information. Neither this Agreement, nor the transactions contemplated by this Agreement, nor the transfer to Buyer or Buyer’s possession or use (as such information has been used by the Company) of any Personally Identifiable Information, Customer Data, and/or any other data contained in the Company’s databases will result in any material violation of any applicable Privacy Requirement.

(r) Protection of Personally Identifiable Information and Customer Data. The Company has taken commercially reasonable steps consistent with industry standards designed to protect the Personally Identifiable Information and Customer Data against damage, loss and against unauthorized access, use, modification, disclosure or other misuse. Such steps and procedures comply in all material respects with all Privacy Requirements (including data protection legislation) relating to the security of information technology assets, Personally Identifiable Information, Customer Data, and other data, information, and Company Intellectual Property to which the Company or any third party acting on its behalf has access or otherwise collects, transmits, handles, or stores. This includes, but is not limited to, the Company having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, availability, security, and integrity of the information technology assets, Personally Identifiable Information, Customer Data, and other data, information, and Company Intellectual Property collected, processed, transmitted or stored by the Company or any third party acting on its behalf (including protecting such systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization), performing and documenting its risk assessment and management procedures; and conforming with standard industry practices pertaining to secure programming techniques. The Company’s information security practices conform, and at all times have conformed, to all Privacy Requirements, in all material respects, and industry standards. There is no, nor has there ever been, any complaint to, or any audit, proceeding, investigation (formal or informal), or claim against, the Company or, to the Knowledge of the Company, any of its customers, initiated by (i) any private Person or (ii) any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of information technology assets, Personally Identifiable Information, Customer Data, and other data, information or Company Intellectual Property. To the Company’s Knowledge, the Company information technology assets, Personally Identifiable Information, Customer Data, and other data, information or Company Intellectual Property are and have at all times been collected, processed, transmitted, stored, and used in Singapore, and the Company is not subject to the jurisdiction of any non-Singapore Governmental Entity with respect to the collection, processing, transmission, storage and use of Personally Identifiable Information and Customer Data. There has been no unauthorized access to or other misuse by the Company, or to the Company’s Knowledge, by any third party, of information technology assets, Personally Identifiable Information, Customer Data, and other data, information of the Company.

(s) Disputes. There are no contracts, licenses or agreements between the Company and any other Person with respect to any Intellectual Property Right or Technology under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(t) Products. Schedule 3.9(t)(i) contains a complete and accurate list (by name and version number) of all Company Products. There are no claims with respect to any of the Company Products (or any other Company Intellectual Property) which do, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Company Intellectual Property or which would reasonably be expected to, adversely affect the Company’s ability to perform any of its contractual obligations. Schedule 3.9(t)(ii) of the Disclosure Schedule sets forth a complete and accurate list and/or description of all Intellectual Property Rights and Technology granted or provided to the Company by any third Person that is incorporated into, integrated or bundled with, linked with, or used in the development or compilation of, any Company Product, other than any Open Source Software listed on Schedule 3.9(o).

(u) Bugs. Schedule 3.9(u) sets forth the Company’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to any of the Company Products and Technology. The Company has and enforces a policy to document all known bugs, errors and defects in the Company Products, and such documentation is retained and is available internally at the Company and has been Made Available to Buyer. To the Company’s Knowledge, there are no bugs, errors or defects in the Company Products which do, or may reasonably be expected to, materially: adversely affect the value, functionality or fitness of the intended purpose of such Company Product.

(v) Contaminants. The Company has not intentionally included in any Company Products or Company Intellectual Property (and all parts thereof) distributed or licensed by the Company, any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Company Products, information technology assets, Personally Identifiable Information, Customer Data or Company Intellectual Property (or all parts thereof) or data or other software of the Company or any third Person (“Contaminants”).

(w) Security Measures. The Company has taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company from unauthorized access and Contaminants. The Company has and maintains commercially reasonable disaster recovery and security plans, procedures and facilities for the business, which plans, procedures and facilities are set forth in detail on Schedule 3.9(w). To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems used in connection with the operation of the business of the Company.

(x) IP Sufficiency. The Company Intellectual Property, together with any Intellectual Property Rights or Technology licensed pursuant to Inbound Licenses, includes all Intellectual Property Rights and Technology that are used in or necessary to the conduct of the business of the Company as it currently is conducted including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product, in each case as currently or previously conducted by the Company. The Company owns, or possesses licensed copies of, all Technology that is used in or necessary to the conduct of the business of the Company as currently conducted.

(y) PCI Compliance. The Company is and has been in compliance with the applicable portions of the Payment Card Industry Data Security Standard (“PCI-DSS”) in all material respects, as it has been amended from time-to-time. With respect to payment card transactions or information processed in any way (including any processing, storing or communication of transaction data or Cardholder Data (as such term is defined in the PCI-DSS)), by the Company, the Company is in material compliance with the PCI-DSS applicable to service providers and with the requirements related to PCI-DSS in each Agreement pursuant to which the Company provides services of any kind. Each Company Product that is (i) intended to be used to process financial or payment card transactions (including any processing, storing or communication of transaction data or Cardholder Data), and (ii) provided by the Company to any Person, is in compliance with the PCI-DSS.

3.10 Contracts and Commitments.

(a) Except as specifically contemplated by this Agreement or as set forth on Schedule 3.10(a), the Company is not a party to or bound by, whether written or oral, any:

(i) Contract involving a potential commitment or payment by the Company in excess of USD $10,000, individually or in the aggregate;

(ii) any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, warrant, personnel option, hospitalization, insurance or similar employee benefit plan or practice;

(iii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance or change-of-control agreement, or any collective bargaining agreement or Contract with any labor union;

(iv) Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien, other than any Permitted Lien, on any of its assets, or any guaranty of an obligation of a third party;

(v) royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(vi) Contract which contains any provisions requiring the Company to indemnify any other party;

(vii) Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii) Contract or group of related Contracts which are not cancelable by the Company without penalty on less than thirty (30) days’ notice;

(ix) Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(x) Contract limiting the freedom of the Company, or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time or otherwise including provisions on joint price-fixing, market or customer sharing, exclusivity or market classification;

(xi) Contract under which the Company has triggered an obligation to provide a refund or rebate or any other payment related to volume-based pricing discounts or similar provisions;

(xii) Contract relating to the distribution, marketing, advertising or sales of the Company’s products and/or services;

(xiii) Contract pursuant to which it subcontracts work to third parties;

(xiv) Contract with any Governmental Authority;

(xv) power of attorney from the Company, including the name of such Person holding such power of attorney;

(xvi) acquisition agreement, whether by merger, stock or asset sale or otherwise;

(xvii) Contract not executed in the ordinary course of business, not consistent with fair market terms, conditions and prices or with applicable Laws and regulations or otherwise not made on arm’s length terms and conditions; or

(xviii) other Contract material to the Company or its business.

(b) Each Contract that is, or should have been, listed on Schedule 3.10(a) (each a “Company Contract”) to which the Company is a party, or to which any of its properties or assets (whether tangible or intangible) is subject, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company has not violated nor is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of, a default or an event of default under the provisions of, any Company Contract. To the Knowledge of the Company, (i) no Person other than the Company, which is party to any Company Contract, has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract and (ii) there are no facts or circumstances that would reasonably be expected to result in a violation of, in any material respect, any provision of, or the failure to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract by the Company or any other Person. No Company Contract requires the obtaining of any consent, approval, notation or waiver of any third party in connection with the transactions contemplated by this Agreement, and following the Closing, the Company shall be entitled to all rights under each Company Contract existing immediately prior to the Closing. To the Knowledge of the Company, none of the Company Contracts are subject to any claims, charges, set offs or defenses. None of the Company or any of its officers, directors, or employees, by or on behalf of the Company, is party to or has ever been a party to a Contract with any Governmental Authority. As of the date hereof, there are no new Contracts that are being actively negotiated and that would be required to be listed on Schedule 3.10.

(c) The Company has fulfilled all material obligations required to have been performed by the Company prior to the date of this Agreement pursuant to each Company Contract.

(d) The execution, performance or completion of this Agreement and/or the consummation of the transactions contemplated by this Agreement, will not relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine or reduce the scope or extent of any such obligation or any right or benefit enjoyed by the Company or to exercise any right in respect of the Company (including without limitation to revise or accelerate any obligation, create any Lien or enforce any security, or demand any payment or discount).

3.11 Litigation; Compliance with Laws.

(a) There is no litigation, action, suit, claim, audit or proceeding of any nature that is pending or overtly threatened against the Company or as to matters related to the Company or its operations, against any officer, director or Key Employee of the Company in their respective capacities in such positions; nor, to the Knowledge of the Company, are there any facts or circumstances that could constitute a reasonable basis therefor. To the Company’s Knowledge, there is no investigation pending or threatened against the Company; nor, to the Knowledge of the Company, are there any facts or circumstances that could constitute a reasonable basis therefor. To the Company’s Knowledge, there is no action, suit, claim or proceeding of any nature pending or threatened against any Person who has a contractual right or a right pursuant to any Law to indemnification from the Company related to facts and circumstances existing prior to the Closing; nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no unsatisfied judgments or other orders against the Company. Schedule 3.11(a) includes a description of all litigation, actions, suits, claims, notices of violations, proceedings of any nature, audits or investigations involving the Company or any of its respective officers, directors or Key Employees in connection with the business of the Company occurring, arising or existing since the Company’s inception.

(b) The Company is in material compliance and has been in material compliance since the Company’s inception with all Laws and Permits applicable to the Company or any of its assets, properties or Business.

(c) No event has occurred or facts or circumstances exist that (with or without notice or lapse of time): (i) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Law or Permit applicable to the Company or its assets, properties or Business; or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any material portion of the cost of, any curative action of any nature.

(d) The Company has not received any notification from any Governmental Authority or any other Person asserting that (i) the Company is not in compliance with any Law or Permit applicable to the Company or its assets or Business; or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature.

(e) The Company possesses all Permits necessary to conduct the Business in each jurisdiction (federal, state, local and foreign) in which the Company has conducted business, and Schedule 3.11(e) contains a true, correct and complete list of all such Permits under which the Company, the Business or any assets of the Company is operating or bound. All such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit. To the Knowledge of the Company, there is no proposed change in any applicable Law that would require the Company to obtain any Permit not set forth on Schedule 3.11(e) in order to conduct the Business or own, lease or operate the assets of the Company. There is and, immediately following consummation of the transaction contemplated by this Agreement, will be no material impediment to Buyer obtaining all Permits necessary for the conduct of the Business as currently conducted as currently contemplated to be conducted.

(f) Except as set forth in Schedule 3.11(f), during the five (5) years preceding the date hereof, the Company has not conducted any internal investigation for any actual or alleged material violation of Law by the Company or by any officer, director or agent of the Company acting in his capacity as an officer, director or agent of the Company.

3.12 Taxes.

(a) Except as set forth in Section 3.12 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed and all such Tax Returns are, in all material respects, true, correct and complete and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company have been paid in full. Adequate provision has been made in the Company Interim Financial Statements for all Taxes for which the Company is liable.

(b) No deficiency in payment of Tax in respect of the period up to and including the Closing Date has been, is or, to the Knowledge of the Company, will be claimed or made by any Tax authority for any year or part of a year in respect of the Company.

(c) Since January 1, 2009, the Company has never received notice of any claim nor, to the Knowledge of the Company, has any written claim been threatened by an authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to taxation by that jurisdiction. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d) There is no dispute or claim concerning any material amount of income Tax liability of the Company for any taxable period ending on or prior to the Closing Date either (A) claimed or raised by any authority in writing or (B) as to which the Sellers, the Company or any of their respective directors and officers (and employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority.

(e) The unpaid Taxes of the Company (i) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Interim Balance Sheet and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(g) There are no Liens for Taxes upon any of the assets of the Company other than statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been established in accordance with Singapore FRS.

(h) All material amounts required to be paid by the Company for the purpose of Tax, social security, insurance, pensions and other similar costs or benefits relating to employees have been duly and timely paid and all amounts required to be deducted from moneys paid to employees for the purposes of Tax, social security, insurance, pensions and other similar costs or benefits relating to employees have been deducted and have been paid to the appropriate Governmental Authority, and there is no dispute on any issue in respect of any deduction or payment. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(i) The Company does not have and has never had any interest in any trust, partnership, corporation, LLC, or other business entity for U.S. federal income tax purposes.

(j) The Company has not entered into or been party to any scheme, arrangement or transaction designed wholly or principally for the purpose of avoiding Tax.

(k) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company is not, and has never been, a party to any agreement or arrangement, the principal subject of which is the allocation or sharing of Taxes.

(l) To the Knowledge of the Company and except as set forth in Section 3.12 of the Disclosure Schedule, the Company is not subject to Tax in any jurisdiction other than Singapore. As of the date hereof, the Company has not since January 1, 2009 had a “permanent establishment” within the meaning of the Code, any other applicable Tax Laws or any applicable income tax convention in any jurisdiction other than the jurisdiction in which the Company is incorporated. The Company is and has been at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not liable for any Tax as the agent of any other Person nor constitutes a permanent establishment or place of business of any other Person for any Tax purpose.

(m) The Company has never been a member of a group filing a consolidated or combined Tax Return.

(n) To the Knowledge of the Company and except as set forth in Section 3.12 of the Disclosure Schedule, the Company is not currently and has never been engaged in a U.S. trade or business within the meaning of the Code and regulations promulgated thereunder. The Company is treated as a foreign corporation for U.S. federal income tax purposes. The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code (ignoring Section 1297(d) of the Code). The Company is not a “controlled foreign corporation” as defined in Section 957(a) of the Code (a “CFC”). If the Company is a CFC or would be a CFC if the Company were wholly owned by a “United States shareholder” as defined in Section 951(b) (a “US Shareholder”), the actual (or deemed) “United States shareholders” would not be required to include any amount as income under Section 951 of the Code were the taxable year of such actual (or deemed) CFCs deemed to close on the Closing Date.

(o) The Company has provided to Buyer a list of all income and other material Tax Returns (including any elections) filed by the Company since January 1, 2009. The Company has Made Available to Buyer true, correct and complete copies of all such Tax Returns that are based on or measured by income of the Company.

(p) The Company is and always has been classified as a corporation for U.S. federal income Tax purposes, and has had comparable status under the Laws of any state or local jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company has not filed an election under Treasury Regulations Section 301.7701-3(c) with respect to the Company.

(q) The Company has not, at any time, owned any “United States real property interests” within the meaning of Section 897(c) of the Code.

(r) The Company does not benefit from any ruling or advanced pricing agreement issued by the competent Tax authorities or any Governmental Authority. The Company is not party to any cost-sharing agreement or similar arrangement that is not in compliance with Treasury Regulations Section 1.482-7 and any comparable provision of any Tax Law. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Singapore law to the extent any such related party transactions exist.

3.13 Benefit Plans.

(a) Company Benefit Plans. Schedule 3.13(a) sets forth a true, complete, up-to-date and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other written or oral benefit plan, program, agreement or arrangement currently sponsored, maintained or contributed to or required to be contributed to by the Company or any Affiliate of the Company for the benefit of any employees of the Business or former employees and their dependants or as provided by any collective agreement to which the Company is a party or by which it is, or was at any time in the last five years, bound with respect to which the Company participates and has any actual or potential Liability or obligations, other than plans established pursuant to statute (each a “Company Benefit Plan”).

(b) Plan Documents. True, complete and correct copies of the following documents, with respect to each Company Benefit Plan, where applicable, have been made available to Buyer: (i) all documents embodying or governing such Company Benefit Plan and any funding medium for the Company Benefit Plan, including all trust agreements and insurance policies and contracts; (ii) all related agreements including investment management agreements, service and fee agreements and administrative services only agreements; (iii) the most recent filings or reports required to be provided to Governmental Authorities under applicable Laws; (iv) all material correspondence to and from any Governmental Authority; and (v) all material booklets, manuals, plan summaries and plan descriptions circulated or made available to employees, former employees and their beneficiaries. The booklets, manuals, plan summaries and plan descriptions circulated or made available to employees, former employees and their beneficiaries concerning each Company Benefit Plan accurately describe, in all material respects, the benefits provided under each such Company Benefit Plan.

(c) Compliance. Each Company Benefit Plan is, and has been, established, administered, invested and funded in material compliance with its terms and all applicable Laws. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments, contributions and premiums required to have been made or remitted with respect to each Company Benefit Plan have been timely made or remitted. All Liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Company Benefit Plans have been fully and accurately disclosed in all material respects in accordance with Singapore FRS in the Financial Statements. No insurance policy or other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(d) Certain Plans. No Company Benefit Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither the Company, nor any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA, has ever maintained any employee benefit plan that is, was or would have been (if such plan was subject to ERISA), subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan.

(e) Post Termination Health Care Benefits. None of the Company Benefit Plans provides health care benefits to any employees after their employment is terminated, including by reason of retirement, and neither the Company, nor to the Knowledge of the Company, any Affiliate of the foregoing, has ever promised to provide such post-termination or retiree benefits.

(f) Certain Actions. Except for Vested Company Options, each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company, as applicable, to the greatest extent permitted by applicable Laws. The Company has not announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan, except as described in this Agreement. The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) (i) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any employee or (ii) result in any “parachute payment” as defined in Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(g) Section 409A. No Company Benefit Plan constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code. No payment to be made under any Company Benefit Plan (including with respect to any Vested Company Options) is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.14 Employees; Labor Relations.

(a) Schedule 3.14(a) contains a list of the name of each current officer and employee of the Company, together with each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or amounts required to be reimbursed to such employees. No labor union or any representative thereof represents, or has made any attempt to organize or represent, employees of the Company. The Company is not a party to any collective bargaining agreements. There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against the Company. No officer or Key Employee of the Company, to the Knowledge of the Company, has any present plan or intention to terminate his or her employment, and in the past twelve (12) months no officer’s or employee’s employment with the Company has been terminated for any reason.

(b) The Company is not liable to make any outstanding payment to any director, officer or employee or former director, officer or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal or for other grounds, and the Company has no obligation, by law or otherwise, to employ or re-employ any person, including any former employee of the Company.

(c) The Company has not materially violated any legislation, regulation or agreement relating to labor or employment in any jurisdiction, and no such violation exists.

(d) The Company is not involved in any litigation, arbitration or any other proceedings in relation to present or former employees, and there is no dispute between the Company and any current or former employee or trade union (whether local, regional or national), pending or, to the Company’s Knowledge, threatened. There are no unfair labor practice charges, pending claims or actions with respect to unfair labor practice charges, pending grievance proceedings or adverse decisions of any Governmental Authority or entity against the Company, and there are no pending or, to the Company’s Knowledge, threatened investigations, actions, claims or charges against the Company from any other Governmental Authority or entity.

(e) The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, or (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his employment.

(f) All of the persons who are receiving remuneration for work or services provided to the Company who are not employees are treated as independent contractors, are properly characterized as independent contractors, and are not likely to be characterized by any Governmental Authority as employees.

(g) Every employee who requires an employment pass or other required permit to work in Singapore has a current employment pass or such other required permit and all necessary permission to remain and work in Singapore.

(h) All deductions and payments required to be made by the Company in respect of Central Provident Fund contributions (including employer’s contributions) in relation to the remuneration of its employees (if applicable) have been so made.

3.15 Environmental Matters.

(a) The Company is and has been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Company possesses and is in compliance in all material respects with all permits, licenses, approvals, registrations, certificates, franchises and other authorizations required under Environmental Laws to conduct the Company’s business (“Environmental Permits”). Except as set forth on Schedule 3.15, all Environmental Permits are in full force and effect.

(c) The Company has not received any written request for information, complaint, demand, administrative inquiry, notice of claim, notice of responsibility, notice of violation, notice of intent to bring a “citizens suit” under any Environmental Laws, or other information indicating that it is or may be liable or held responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding of which the Company has received written notice or, to the Knowledge of the Company, threatened against the Company under any Environmental Laws. The Company has no reason to believe that any of the items enumerated in this subsection (c) will be forthcoming.

(d) The operations of the Company have not resulted in any material release of any prohibited amount or concentration of Hazardous Substances on (i) any real property now or formerly owned, operated or leased by the Company or (ii) any other property to which the Company has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, wastes. To the Knowledge of the Company, no prohibited amount or concentration of Hazardous Substance is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company, during a time period in which the Company was leasing, occupying or using such property, in an amount or concentration in excess of any amount or concentration prescribed, permitted, or required to be reported under Environmental Laws or that requires any investigation, remediation, or other response action pursuant to any Environmental Laws.

(e) The Company does not own or operate any underground storage tanks regulated under Environmental Laws. To the Knowledge of the Company, no polychlorinated biphenyls (“PCBs”) or equipment containing PCBs; lead or lead-based paint; asbestos or asbestos-containing materials; or toxic mold, mildew or fungi are present at any real property now owned, operated or leased by the Company.

(f) The Company has Made Available to Buyer or its counsel true and complete copies of all Environmental Reports, if any, that are in the possession or control of, or were commissioned by or on behalf of, the Sellers, the Company or any of its Affiliates.

3.16 Brokers’, Finders’ Fees, etc. The Company has not employed any broker, finder, investment banker or financial advisor (i) as to whom the Company, the Sellers or the Vested Optionholders may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

3.17 Affiliate Transactions. Neither the Sellers, the Vested Optionholders, nor any current Employee, officer or director of the Company or any other person related by blood or marriage to any of the foregoing, or any entity in which any such person owns any outstanding equity interest, is a party to any Company Contract, lease, loan, contract, commitment or transaction with the Company or which is pertaining to the business of the Company, other than a Company Benefit Plan, or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Neither the Sellers, the Vested Optionholders, nor any current Employee, director or officer of the Company owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a contract or agreement with the Company.

3.18 Insurance. Schedule 3.18 contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and deductibles and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets or properties of the Company and that have been issued to the Company. The insurance coverage provided by the policies described herein will not terminate or lapse by reason of the transactions contemplated by this Agreement or the other Transaction Documents. Each policy listed on Schedule 3.18 is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Schedule 3.18 sets forth a complete and accurate list of all claims in excess of USD $10,000 made by the Company under the policies and binders described on Schedule 3.18 since the Company’s inception. Such insurance policies listed on Schedule 3.18 are sufficient for material compliance with all legal requirements and contracts to which the Company is a party or by which the Company is bound. Other than in connection with renewal in the ordinary course of business, since January 1, 2008, the Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.19 Bank Accounts. Schedule 3.19 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

3.20 Title to Properties; Encumbrances; Capital Leases.

(a) Schedule 3.20(a) hereto lists all real properties and interests therein leased by the Company as of the date hereof.

(b) The Company is the valid lessee or licensee to each of its leased real properties listed in Schedule 3.20(a) and has good, valid and marketable title to all tangible personal property and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of all Liens, except for Permitted Liens.

(c) The Company does not own and has never owned any real property.

(d) Except as set forth in Schedule 3.20(d), with respect to real property leased or subleased by the Company, (i) each lease or sublease is in full force and effect as of the date hereof; and (ii) the Company is not and, to the Knowledge of the Company, no other party to such leases or subleases is, in breach or default or has repudiated any material provision thereof.

(e) Schedule 3.20(e) sets forth a list of all capital leases to which the Company is a party, including (i) the name of the lessor under such capital lease, (ii) a description of the item subject to such capital lease, (iii) the aggregate amount of payments remaining under such capital lease and (iv) the payment schedule under such capital lease.

3.21 Sufficiency of Assets. The assets of the Company include all assets used, or held for use by the Company, in the conduct of its business as currently conducted by the Company and such assets are sufficient to permit the Company to conduct such business. All tangible assets of the Company are in good condition and repair (ordinary wear and tear excepted).

3.22 Accounts Payable; Accounts Receivable.

(a) All accounts payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment. The reserves set forth on the Company Audited Balance Sheet and the Company Interim Balance Sheet against the accounts receivable for bad debts have been calculated in an appropriate manner consistent with Singapore FRS and with the past practices of the Company. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. The Company has not had any account payable to any person who is affiliated with it or any of its directors, officers, employees or shareholders.

(b) Schedule 3.22(b) sets forth a list of all accounts receivable of the Company, whether billed or unbilled, as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since original invoice, and indicating the amounts of allowances for doubtful accounts. None of such accounts receivable have been reinvoiced since the original invoice date. All of the accounts receivable of the Company are valid and enforceable claims, are subject to no set-off or counterclaim and are fully collectible within thirty (30) days of the date hereof, less an amount not in excess of the allowance for doubtful accounts provided for on the Interim Balance Sheet. Since the Balance Sheet Date, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company has not had any accounts receivable or loans receivable from any person which is affiliated with it or any of its directors, officers, employees or stockholders. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, consistent with past practices, are carried at net realizable values and do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the Company’s Knowledge, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. None of the accounts receivable of the Company is contingent upon the performance by the Company of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.23 Customers and Suppliers.

(a) Schedule 3.23(a) contains a true and correct list of the top fifty (50) end-user customers of the Company by revenue for the twelve (12) month period ended March 31, 2013 and the top fifty (50) end-user customers of the Company by revenue for the eleven (11) month period ending February 28, 2014 (each such customer, a “Top Customer”). There are no material disputes with any Top Customer. The Company has not received formal notice, nor does the Company have Knowledge, that any Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. All sales to, and arrangements with, any Top Customer are subject to written documentation or a binding Contract between the Company and such Top Customer, in each case, in accordance with the requirements under Singapore FRS, including for purposes of revenue recognition. There are no warranty claims or other uninsured claims pending or, to the Knowledge of the Company, threatened against the Company under any Contracts which might involve a material monetary Liability which is not fully reserved against in the Company Interim Balance Sheet. The Company has Made Available to Buyer all Contracts with each Top Customer.

(b) Schedule 3.23(b) contains a list of the top fifty (50) suppliers of the Company by dollar volume of purchases for the twelve (12) month period ended March 31, 2013 and the top fifty (50) suppliers of the Company by dollar volume of purchases for the nine (9) month period ending December 31, 2013 (each such supplier, a “Top Supplier”). There are no material disputes with any Top Supplier. The Company has not received formal notice, nor does the Company have Knowledge, that any Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise and whether on account of the transactions contemplated by this Agreement or otherwise). The Company has Made Available to Buyer all Contracts with each Top Supplier.

3.24 Export Controls and Economic Sanctions.

With the exception of matters described in Schedule 3.24:

(a) The Company has at all times been in material compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a valid license issued by a Governmental Authority, a license exception, or other permit or applicable authorization of a Governmental Authority, has not, to the extent that legal requirements identified below have been applicable and to the extent that actions described below would have had a materially adverse effect:

(i) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.);

(ii) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (C) designated for sanctions by the Monetary Authority of Singapore (to the extent such list-based restrictions apply to such activities);

(iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles/unmanned aerial vehicles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; or

(iv) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Iran, North Korea, Syria, or Sudan, or the governments or government instrumentalities of these countries, wherever located.

(b) The Company reasonably believes that, to the extent that the EAR is applicable, none of its products normally require a license under the EAR to be exported provided the Company maintains an encryption registration under the EAR.

(c) The Company has in place adequate controls to ensure material compliance with any applicable Laws pertaining the export and import of goods, services, and technology. The Company has not undergone and is not undergoing any material audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to exports, imports, or other trade-related activity. To the Knowledge of the Company, there are no threatened material claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future material claims, with respect to exports, imports, or other trade-related activity by the Company.

(d) No authorization from any Governmental Authority for the transfer to Buyer of any Governmental License material to the Company’s business is required, or such authorization can be obtained expeditiously without material cost.

3.25 Anti-Corruption Laws.

(a) To the extent that any such measures have applied to the Company, the Company has not taken or failed to take any action that would cause it to be materially in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, the Singapore Prevention of Corruption Act, any rules or regulations under these laws, or any other applicable anti-corruption or anti-kickback law, including without limitation:

(i) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any Official or other person covered by any applicable anti-corruption law, for the purpose of improperly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage;

(ii) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iii) establishment or maintenance of any unlawful fund of corporate monies or other properties; or

(iv) making or receiving of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

(b) The Company has in place adequate controls and systems to ensure compliance with applicable Laws pertaining to anti-corruption. To the Knowledge of the Company, the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the FCPA, the U.K. Bribery Act 2010, the Singapore Prevention of Corruption Act, or any other anti-corruption or anti-kickback activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, under theses anti-corruption laws against the Company.

3.26 Solvency. No application or order has been made or resolution passed for the winding-up, judicial management or administration or for the appointment of a liquidator, provisional liquidator or judicial manager of the Company, nor are there any grounds on which any person would be entitled to have the Company wound-up or placed in judicial management or administration, nor has any person threatened to present such an application or convened or threatened to convene a meeting of the Company to consider a resolution to wind up the Company or place it under judicial management or administration, nor has any step been taken in relation to the Company under the law relating to insolvency or the relief of debtors in any part of the world. No person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer over the Company’s business or assets or any part of them. No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved. There are no grounds on which the Company may be wound up pursuant to Section 254 of the Companies Act (Chapter 50 of Singapore). No distress, execution or other process has been levied on any asset owned or used by the Company, nor has any person threatened any such distress, execution or other process. No event has occurred causing or which upon intervention or notice by any third party may cause any floating charge created by the Company to crystallize or any charge created by the Company to become enforceable, nor has any such crystallization occurred nor is such enforcement in process.

3.27 Corporate Records.

(a) Without limiting the generality of the representations and warranties in this Section 3.27 as given by Sellers who are also Founders, the representations and warranties in this Section 3.27 as given by Sellers who are not Founders are limited to each respective Seller’s Knowledge; provided that, for purposes of clarity, nothing in this Section 3.27(a) shall operate to limit or otherwise affect the obligations of the Sellers and Vested Optionholders under ARTICLE VIII, including, without limitation, their obligation to indemnify and hold harmless the Buyer Indemnified Parties as set forth in ARTICLE VIII.

(b) The statutory records, registers books of accounts and other books and records of the Company (including documents of title and copies of all subsisting agreements to which the Company are a party), all of which have been Made Available to Buyer, are up-to-date, duly entered into and maintained in accordance with all legal requirements applicable thereto and contain true, correct and complete records of all meetings held, and corporate action taken, by the shareholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books, other than such a meeting or meetings where no corporate action was taken. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. Copies of the Company’s certificate of incorporation, articles of association and share register as at the date hereof are enclosed as Schedule 3.27, which copies are true and complete and fully and completely set forth all actions taken and/or required to be recorded therein at the date hereof. All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including the Accounting and Corporate Regulatory Authority of Singapore) have been correctly made up and filed or, as the case may be, delivered. In particular, all charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of any applicable legislation. The Company has not given any power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the ordinary and usual course of that person’s duties). None of the records, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including without limitation, any electronic, mechanical or photographic process, computerised or not) which are not under the exclusive ownership, possession and direct control of the Company.

3.28 Warranties. Schedule 3.28 sets forth a complete list of all outstanding product and service warranties and guarantees on any of the Company Products. Each Company Product performs in accordance with its documented specifications and as the Company has warranted or guaranteed. There are no existing nor, to the Knowledge of the Company, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties. Except as disclosed in Schedule 3.9(u), there are (a) no inherent design defects or systemic or chronic problems in any Company Product and (b) no Liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems which could reasonably result in a material Liability to the Company.

3.29 Disclosure. This Agreement, including the Disclosure Schedules, any Transaction Document and any certificate, instrument or other document required to be delivered pursuant to this Agreement by the Company, does not contain any untrue statement of a material fact, and does not omit to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company has Made Available to Buyer true and complete copies of all documents requested by Buyer or listed in the Schedules (including any attachment thereto, such that the contents of such copies comprise the entire agreement between the parties thereto) or in any other Exhibit or Schedule called for by this Agreement. The Company has not failed to disclose to Buyer in this Agreement or in the Disclosure Schedules any facts material to the Business, assets, Liabilities, financial condition or prospects of the Company or to Buyer’s decision to purchase the Shares and consummate the Acquisition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and the Sellers to enter into this Agreement, Buyer hereby represents and warrants to the Company and each Seller, subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure should reference the appropriate section and subsection numbers of this ARTICLE IV; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably clear on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection) supplied by Buyer to the Company and the Sellers and dated as of the date hereof (the “Buyer Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, that:

4.1 Organization and Corporate Power; Capitalization. Buyer is duly organized, validly existing and in good standing under the laws of Delaware. Buyer is not in default under or in violation of any provision of its certificate of incorporation. The authorized capital stock of Buyer consists of (i) 250,000,000 shares of Common Stock, $0.01 par value per share, 175,000,000 of which have been designated as Series A Common Stock, of which 19,762,376 are issued and outstanding as of the date hereof, and 75,000,000 of which have been designated as Series B Common Stock, of which 27,872,742 are issued and outstanding as of the date hereof, and (ii) 24,016,041 shares of Preferred Stock, par value

$0.01 per share, 4,786,463 of which are designated as Series A Preferred Stock, all of which are issued and outstanding, 6,843,299 of which are designated as Series B Preferred Stock, all of which are issued and outstanding, 3,386,279 of which are designated as Series C Preferred Stock, all of which are issued and outstanding, and 9,000,000 of which are designated as Series D Preferred Stock, of which 8,582,021 are issued and outstanding. Except as set forth on Schedule 4.1, there are no outstanding subscriptions, convertibles, options, warrants, rights, contracts, agreements, commitments, understandings or arrangements of any kind by which Buyer is bound to issue or sell any additional shares or other securities of Buyer or by which any Person is entitled to acquire any such shares or securities. All issued and outstanding shares of Buyer Common Stock and shares of Buyer Preferred Stock (x) have been duly authorized and validly issued and are fully paid and nonassessable, and (y) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The shares of Buyer Series B Common Stock issuable as part of the Purchase Price, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. All preemptive rights have been properly waived or complied with, with respect the issuances of shares of Buyer Series B Common Stock pursuant to this Agreement. In addition, there are issued and outstanding equity awards under Buyer’s 2009 Stock Option and Grant Plan covering 32,294,295 shares of its Series B Common Stock. 4,519,019 shares of Buyer’s Series B Common Stock remain available for the issuance of equity awards under Buyer’s 2009 Stock Option and Grant Plan.

4.2 Authorization of Transactions. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved this Agreement and all Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms. Buyer has made available true, complete and correct copies of its Sixth Amended and Restated Certificate of Incorporation, dated September 5, 2012, and its bylaws, each as amended to date and in full force and effect on the date hereof, to the Company, and no amendments to any such organizational documents have been approved or proposed.

4.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which Buyer is a party or by which it or its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer; or (iv) require from Buyer any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

4.4 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state,

municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the performance of Buyer under this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5 Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

4.6 Sufficient Funds. Buyer has sufficient authorized shares of Buyer Series B Common Stock and sufficient funds available to satisfy its obligations under this Agreement.

4.7 Buyer Financial Information. Buyer has previously delivered to the Company a true, accurate and complete copy of the audited balance sheets of the Company as of and for the twelve (12) months ended December 31, 2013 and the related audited statements of operations, changes in shareholders’ equity and cash flows for the year then ended, together with a report thereon by the independent certified public accountants of the Company (together, the “Buyer Audited Financial Statements”). The Buyer Audited Financial Statements present fairly the financial position of Buyer at the date thereof, and the results of operations, changes in shareholders’ equity and cash flows of Buyer for the year indicated, were prepared in accordance with and comply with applicable Laws and with US GAAP consistently applied throughout the period indicated.

ARTICLE V

CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION

5.1 Affirmative Obligations of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the valid termination of this Agreement pursuant to Section 9.1 and (y) the Closing, except to the extent that Buyer shall otherwise consent in writing, the Company shall (and the Sellers shall cause the Company to) (i) conduct the business of the Company in the usual, regular and ordinary course, consistent with past practices and in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay all Taxes of the Company when due (subject to Buyer’s review of Tax Returns, as provided in Section 5.2(n)), (iii) report all salary, wages, benefits or other compensation payments to Employees to the appropriate Governmental Entities on a timely basis, (iv) pay, perform or satisfy all other Liabilities and obligations of the Company when and as they come due (including the timely withholding, collecting, reporting, remitting and payment of all Taxes required under Legal Requirement), (v) collect accounts receivable and pay accounts payable when due, sell or distribute Company Products consistent with past practice (including without limitation as to license, service and maintenance terms), (vi) preserve intact the present business organizations of the Company, (vii) maintain the Books and Records in a manner consistent with past practice and in compliance with all applicable Legal Requirements and accounting principles, standards, practices and policies generally accepted in Singapore consistently applied, (viii) keep available the services of the present officers and Employees of the Company, (ix) preserve the assets (including intangible assets) and properties of the Company, (x) co-operate with Buyer, with respect to the recordal, procurement, maintenance and enforcement of the Company Intellectual Property, Company Intellectual Property Rights and Intellectual Property Rights, in such manner as may be agreed between the Sellers and Buyer in order to protect the Company Intellectual Property, Company Intellectual Property Rights and Intellectual Property Rights, and (xi) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing. The Company shall (and the Sellers shall cause the Company to) give reasonable advance notice to Buyer prior to allowing any Contract or right thereunder to lapse or terminate by its terms, and shall maintain its or their respective leased premises in accordance with the terms of the applicable lease.

5.2 Forbearance of the Company. In furtherance and not in limitation of Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 9.1 or the Closing Date, except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not (and the Sellers shall cause the Company not to):

(a) cause or permit any modifications, amendments or changes to its memorandum and articles of association and other constitutive documents of the Company;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company capital stock, split, combine or reclassify any Company capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Vested Company Options outstanding and as in effect on the date hereof; provided, however, that the Company may grant the new options to purchase Ordinary Shares of the Company set forth in Section 5.2(b) of the Disclosure Schedule to the employees and service providers, and in the share amounts, as set forth therein (the “Planned Options”) in accordance with applicable law;

(c) issue, grant, deliver or sell or authorize or propose or agree to or enter into any agreement or undertaking to undertake any capital reduction, the issuance, grant, delivery or sale of, or purchase or propose the purchase of, or redeem, or repay, any Company capital stock, or equity-based awards (whether payable in cash, stock or otherwise) or any securities or other forms of instruments (howsoever called) convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, bonus issue or stock split, except for the issuance of Company capital stock pursuant to the exercise of Vested Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof, and the Planned Options;

(d) form or dissolve, or enter into any commitment to form or dissolve, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e) make or agree to make any capital expenditure or commitment exceeding USD $10,000 individually or USD $50,000 in the aggregate other than the capital expenditures set forth in Section 5.2(e) of the Disclosure Schedule;

(f) dispose or agree to dispose of any assets of the Company or any business enterprise or division thereof (including any of the legal or beneficial interest of the Company in any other corporation (if any) outside the ordinary course of the business of the Company and consistent with past practice;

(g) enter into any agreement, contract or commitment for (i) the sale, lease, license or transfer of any Company Intellectual Property or any agreement contract or commitment or modification or amendment to any agreement with respect to Company Intellectual Property with any Person (other than non-exclusive licenses of the Company Products to end-users pursuant to Standard

Form Agreements); (ii) the purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person; (iii) any change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company, or (iv) agree to terminate or permit the loss or lapse (including registrations and applicable) of any Company Intellectual Property, Company Intellectual Property Rights or Intellectual Property Rights);

(h) incur any Indebtedness exceeding USD $10,000 individually or USD $50,000 in the aggregate (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or amend the terms of any outstanding loan agreement;

(i) make any loan or advance to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(j) (A) commence or settle any Action or threat of any Action by or against the Company or relating to any of their respective businesses, properties or assets; or (B) make any filing or registration with (including the making of any payment or fees in relation thereto), or enter into any settlement, compromise or other similar agreement with, any Governmental Entity;

(k) compromise, settle, dispute in court or waive a right in relation to any employment dispute, including claims or matters raised by any individual, class of employees, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action with respect to the Company;

(l) (A) pay, discharge, release, waive or satisfy any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date; or (B) issue or agree to issue any material refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company;

(m) (A) adopt or change accounting principles, standards, methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by Singapore FRS; or (B) (i) accelerate or delay the payment of, or agree to any change in the payment terms of, including by offering discounts, any accounts payable or other Liabilities or accounts receivable (including unbilled accounts receivable), deferred revenue or notes payable, (ii) modify its cash management practices in a manner inconsistent with past practice, or (iii) do anything that would have the effect of cause the working capital position of the Company to be inconsistent with historical levels and trends;

(n) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss, amend any Tax Return or file any Tax Return including any estimated Tax Return or other material Tax Return that takes any position which is inconsistent with the Company’s past practices unless a copy of such Tax Return has been submitted to Buyer for review a reasonable period of time prior to filing;

(o) adopt, amend or terminate, or start a termination process of, any Company Benefit Plan, including any indemnification agreement and any Contract with a labor union or collective bargaining agreement, or enter into or amend any Company Benefit Plan;

(p) hire any Person or terminate any Employee, including any officer of the Company, promote, demote or make any other change to employment status, title, office or position or materially reduce the responsibilities of any Employee;

(q) remove or request the resignation of any member of the Board of Directors of the Company, or agree to do any of the foregoing;

(r) except for the increases in compensation set forth in Section 5.2(r) of the Disclosure Schedule or as may be required to comply with applicable Laws, increase or make any other change that would result in increased cost to the Company to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any Employee;

(s) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 5.2(s) of the Disclosure Schedule;

(t) take any action to accelerate the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Stock Options or accelerate the vesting or payment of, any other compensation to any Employee;

(u) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company;

(v) send or issue any communications (including electronic communications) to Employees regarding this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (other than to Employees involved in the negotiation of this Agreement or the Transaction Documents in course of negotiation of this Agreement or the Transaction Documents) or make any representations to Employees that, in each case, are inconsistent with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including any representations regarding offers of employment from Buyer;

(w) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the business or operations of the Company or any Subsidiary, or violate, the terms of any Contract, (ii) enter into any Contract which would have constituted a Company Contract listed on Schedule 3.10(a) of the Disclosure Schedule had such Contract been entered into prior to the date hereof, or (iii) enter into any agreement, arrangement or obligation with any Seller or in which any Seller is interested; or

(x) take, commit, or agree in writing or otherwise to take, any of the actions described in clauses (a)-(w) of this Section 5.2, or any other action that would (i) prevent the Company or any Subsidiary, or any of the Sellers, from performing, or cause the Company or any Subsidiary, or any Sellers, not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties set forth herein being untrue or incorrect.

5.3 Procedures for Requesting Buyer Consent. If the Company or any Subsidiary desires to take an action which would be prohibited pursuant to Section 5.2 hereof without the written consent of Buyer, prior to taking such action the Company may request such written consent by sending an e-mail to each of the following individuals, and may not take such action until such consent in writing has been received from each of the following individuals:

Conan Reidy (creidy@zendesk.com)

John Geschke (jgeschke@zendesk.com)

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Non-Solicitation of Competing Acquisition Proposals.

(a) Termination of Pending Discussions. The Company and each of the Sellers and Vested Optionholders who are a party to this Agreement shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Buyer) regarding any Alternative Transaction.

(b) Non-Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of the Closing and the valid termination of this Agreement pursuant to the provisions of Section 9.1, each of the Company and each of the Sellers and Vested Optionholders who are a party to this Agreement, shall not, through any of its directors, officers or other employees, shareholders, Affiliates, representatives, or other agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith) to, (iii) participate in any discussions or negotiations with, in each case any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Buyer and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the Company (including by way of any merger or consolidation with or involving the Company) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company, including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company that is not in the ordinary course of business consistent with past practices (each, an “Alternative Transaction”); or (iv) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement).

(c) Notice of Competing Acquisition Proposals. In the event that the Company, or any of its Affiliates or Representatives (including any of the Sellers or Vested Optionholders who are a party to this Agreement), shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 9.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.1(b)(ii) above, the Company or such Affiliate or Representative (including any Seller or Vested Optionholder who is a party to this Agreement) shall immediately notify Buyer thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Buyer may reasonably request.

(d) Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company. In addition, with respect to any violation of the above restrictions by any Seller or Vested Optionholder who is a party to this Agreement, such Seller or Vested Optionholder shall be directly liable to Buyer therefor.

(e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

6.2 Governmental Approvals. Subject to the terms of this Section 6.2, each of the Company, the Sellers and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Buyer may reasonably request in connection with the consummation of, the Acquisition and other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Each of the Company and Buyer shall use reasonable endeavors to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company, the Sellers and Buyer shall promptly inform the other of any material communication between the Company, the Sellers or Buyer (as applicable) and any Governmental Entity regarding the Acquisition and the other transactions contemplated by this Agreement. If the Company, any Seller or Buyer or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Acquisition or any other transaction contemplated by this Agreement, then the Company or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Notwithstanding anything in this Section 6.2 or in Section 6.3, Buyer shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Buyer, its Subsidiaries or Affiliates or of the Company or any of its Affiliates, (ii) the imposition of any limitation on the ability of Buyer, its Subsidiaries or Affiliates or the Company or any of its Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, or (iii) the imposition of any impediment on Buyer, its Subsidiaries or Affiliates or the Company or its Affiliates under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require Buyer to litigate or enter into similar proceedings with any Governmental Entity. The Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company irrespective of whether the Acquisition occurs.

6.3 Endeavors to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable endeavors to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Acquisition and the other transactions contemplated hereby as promptly as practicable, including by using reasonable endeavors to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Acquisition set forth in ARTICLE VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the other transactions as contemplated hereby.

6.4 Access to Information. The Company shall (and the Sellers shall cause the Company to) afford Buyer and its Representatives reasonable access during the period from the date hereof and prior to the Closing to (i) all of the properties, Books and Records and Contracts of the Company, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Buyer may reasonably request, and (iii) all current Employees of the Company. The Company agrees to provide to Buyer and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns, Tax forms, and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5 Notification of Certain Matters. The Company or the Sellers shall (and the Sellers shall cause the Company to) give prompt notice to Buyer of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any Seller set forth in this Agreement to be untrue or inaccurate at or prior to Closing, and (b) any failure of the Company or any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 6.5 shall not be considered in determining whether the condition set forth in Section 7.2(a) or Section 7.2(b) has been satisfied. No disclosure by the Company or a Seller pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Confidentiality. Upon Closing, the Sellers and Vested Optionholders who are a party to this Agreement shall treat and hold, and shall cause their respective Affiliates to treat and hold, as confidential any information concerning the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, except as permitted by applicable Law in connection with being a stockholder of Buyer with respect to shares of Buyer Series B Common Stock received as part of the Purchase Price, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 6.6 or other act or omission of such Sellers or Vested Optionholders or any of their Affiliates. In the event that such Sellers or Vested Optionholders are requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Sellers or Vested Optionholders, as applicable, shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, such Sellers or Vested Optionholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Sellers or Vested Optionholders, as applicable, may disclose the Confidential Information to the tribunal; provided, that such Sellers or Vested Optionholders shall use their reasonable efforts to obtain, at the written request and cost of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.7 Contracts.

(a) Notices and Consents. The Company shall use reasonable endeavors to obtain all necessary consents, waivers and approvals of any third parties to any Contract of the Company (including all of the Contracts set forth in Section 3.10 of the Disclosure Schedule) as are required thereunder in connection with the Acquisition in order for such Contract to remain in full force and effect following the Acquisition. Such consents, modifications, waivers and approvals shall be in a form acceptable to Buyer. In the event the Acquisition does not close for any reason, Buyer shall have no Liability to the Company, the Sellers, the Vested Optionholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) Terminated and Amended Agreements. The Company shall use its reasonable endeavors to terminate each of the agreements listed on Schedule 6.7(b)(1) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing. The Company shall use its reasonable endeavors to amend each of the agreements listed on Schedule 6.7(b)(2) (the “Amended Agreements”) to provide for the applicable changes as set forth on such Schedule for each such agreement, in all cases effective as of and contingent upon the Closing. The form and substance of each termination letter and/or amendment agreement shall be subject to prior review and approval by Buyer. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not incur any claim, Liability or obligation under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements or amend the Amended Agreements and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing, which payments or anticipated payments shall be set forth in the Closing Statement as Seller Expenses. In the event the Acquisition does not close for any reason, other than as a consequence of termination by the Seller Representative pursuant to Section 9.1(h) (in which case all costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations or amendments shall be paid by Buyer).

6.8 Employee Matters.

(a) Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall cause each person who becomes an employee of the Company after the date hereof and prior to the Closing to enter into and execute an Employee Proprietary Information Agreement or other invention assignment agreement as reasonably requested by Buyer with the Company effective as of such employee’s first date of employment or service, in each case, without exclusions thereto. The Company shall cause each current and former consultant or contractor of the Company to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.

(b) Termination of Employee Plans. Unless instructed otherwise by Buyer, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Benefit Plans intended to include group severance pay or benefits and any equity incentive plans (or similar plans). The Company shall take such other actions in furtherance of terminating any such Company Benefit Plan as Buyer may require.

(c) Employee Benefit Plans. As promptly as reasonably practicable after the Closing Date, Buyer shall cause the Company to provide each Company employee who has accepted and will continue employment with the Company (each, a “Continuing Employee”) with benefits in the aggregate that are either (i) substantially the same as those provided to such Continuing Employees by the Company before the Closing Date on substantially similar terms applicable to such Continuing Employees before the Closing Date, subject to any changes required by applicable Law, or (ii) if more favorable, substantially the same as those provided to similarly situated employees of Buyer, including, but not limited to, enrolling such Continuing Employees in such employee benefit plans for which such employees are eligible (the “Continuing Benefit Plans”), on substantially similar terms to similarly situated employees of Buyer based on levels of responsibility. Buyer shall use reasonable efforts to recognize the prior service with the Company of each of the Continuing Employees for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including, but not limited to, for purposes of vacation, sick and paid time-off accrual and severance benefits) under the Continuing Benefit Plans. Buyer shall use reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date. Buyer shall use reasonable efforts to also provide such Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company Benefit Plans for the year in which the Closing Date occurs under the Company’s medical, dental and vision plans after the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under such Continuing Benefit Plans in the year in which the Closing Date occurs. Notwithstanding anything herein to the contrary, this Section 6.8(c) shall not operate to (i) duplicate any benefit provided to any such Continuing Employee or to fund any such benefit, (ii) require Buyer to continue to maintain any employee benefit plan in effect following the Closing Date for Buyer’s or the Company’s employees, including such Continuing Employees, or (iii) be construed to mean the employment of such Continuing Employees is not terminable by the Company at will at any time, with or without cause, for any reason or no reason.

(d) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any shareholder, Key Employee, Other Employee, Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, continuing employee, Key Employee, Other Employee, Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Buyer or any subsidiary of Buyer.

6.9 Tax Matters. Subject to the limitations in ARTICLE VIII, the following provisions shall govern the allocation of responsibility as between Buyer on the one hand, and the Sellers and Vested Optionholders on the other, for certain tax matters, including any indemnification of Buyer pursuant to Section 8.1 with regard to breaches of the representations and warranties set forth in Section 3.12 and all Losses in connection with the foregoing, following the Closing Date:

(a) Tax Indemnification. The Indemnifying Parties shall indemnify Buyer Indemnified Parties and hold them harmless from and against, any Loss attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the pre-Closing portion of any Straddle Period (as defined in Section 6.9(b) below) that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) any breach of the representations in Section 3.12; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, the Indemnifying Parties shall be liable only to the extent that such Taxes exceed the amount of such Taxes taken into account in the Post-Closing Adjustment made pursuant to Section 1.4(b). Notwithstanding the immediately preceding sentence, the Indemnifying Parties shall not indemnify Buyer Indemnified Parties and hold them harmless from and against, any Loss attributable to any Taxes resulting from the Section 338(g) election, provided that there has been no breach of the representation in Section 3.12(n). The Indemnifying Parties shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Indemnifying Parties pursuant to this Section 6.9(a) at least five (5) Business Days before such Taxes are due to be paid.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the Pre-Closing Tax Period shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Closing Date; provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.9(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company.

(c) Tax Returns. The Company shall include the income of the Company on the Company’s income Tax Returns that are required to be filed on or before the Closing Date and pay any income Taxes attributable to such income. The Company shall timely file all other Tax Returns of the Company required on or before the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Sellers shall provide any such income Tax Returns to Buyer for review and comment at least thirty (30) days prior to filing such Tax Returns with the applicable Governmental Authority and the Sellers shall incorporate all such reasonable comments therein.

(d) Cooperation on Tax Matters. Each of Buyer, the Company and the Sellers shall: (a) provide assistance to the other party or parties as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes; (b) make available to the other party or parties as reasonably requested all information, records, and documents relating to Taxes concerning the Company (including copies of Tax Returns); and (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any the other party or parties of any Tax Return, or for any audit, examination, or proceeding relating to Taxes.

(e) Tax Contests.

(i) In the event that Buyer or the Company becomes aware, the Buyer shall notify the Seller Representative in writing within ten (10) days of receipt of the proposed assessment or the commencement of any audit or administrative or judicial proceeding or of any demand or claim on the Buyer, its Affiliates or the Company with respect to Taxes and Tax Returns of the Company which, if determined adversely to the Buyer, its Affiliates, the Company or any Indemnifying Parties or after the lapse of time, could be grounds for indemnification by the Indemnifying Parties under Section 6.9(a). Such notice shall contain factual information (to the extent known to the Buyer, its Affiliates or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Buyer fails to give the Seller Representative notice of an asserted Tax liability as required by this Section 6.9(e), then the Indemnifying Parties shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that the Seller Representative demonstrates that the defense of such Tax liability is actually and materially prejudiced thereby.

(ii) In the case of a Tax audit or administrative or judicial proceeding that relates to a Pre-Closing Tax Period (excluding any Straddle Periods which shall be governed by Section 6.9(e)(iii)) and which could give rise to indemnification by the Sellers under Section 6.9(a) (a “Pre-Closing Tax Contest”), the Seller Representative shall have the right, at the Indemnifying Parties’ expense, to direct and control, through counsel of its own choosing the conduct of such Pre-Closing Tax Contest. The Seller Representative shall promptly notify the Buyer of the Indemnifying Parties’ intent to do so. Neither the Indemnifying Parties nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any Pre-Closing Tax Contest that adversely affects or may adversely affect the Tax liability of the Buyer, the Company or any of their Affiliates for any period ending after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. If the Seller Representative elects not to direct the Pre-Closing Tax Contest, the Buyer or the Company may assume control of such Pre-Closing Tax Contest.

(iii) In the case of a Tax audit or administrative judicial proceeding that relates to a Straddle Period (a “Straddle Period Tax Contest”), the Company shall direct and control, through counsel of its own choosing, any Straddle Period Tax Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Sellers pursuant to Section 6.9(a). The Company shall notify the Seller Representative of such Straddle Period Tax Contest, and the Sellers shall cooperate in each phase of such Straddle Period Tax Contest, and the Company and the Seller Representative shall bear the cost of such Straddle Period Tax Contest pro rata based on the number of days in the Straddle Period. The Seller Representative may participate, at its own expense, in such Straddle Period Tax Contest. The Company may not settle or compromise any asserted liability to the extent such liability is attributable to a Pre-Closing Tax Period without prior written consent of the Seller Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.

(iv) The Buyer and the Sellers agree to cooperate reasonably, and the Buyer agrees to cause the Company to cooperate reasonably, in the defense against or compromise of any claim in any Pre-Closing Tax Contest and Straddle Period Tax Contest.

(f) Tax Refunds. Any Tax refunds for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) shall be for the account of the Sellers and Vested Optionholders and the Buyer shall pay over such amount to the Seller Representative within ten (10) Business Days of receipt. Notwithstanding anything in this Agreement to the contrary, in the event that a Tax refund is subsequently determined by any Governmental Authority to be less than the amount paid by Buyer (or by the Company after the Closing Date) to the Seller Representative, the Seller Representative, Sellers, and Vested Optionholders shall promptly return any such disallowed amounts (plus any interest charged by the Governmental Authority in respect of such disallowed Tax refunds owed to a Governmental Authority) to Buyer or the Company pursuant to their obligations under their respective undertakings. The Buyer shall promptly pay any such disallowed amounts and interest to the Governmental Authority and provide evidence of such payment to the Seller Representative.

(g) Tax Reporting. Any payments made under this ARTICLE VI shall, to the extent permitted by applicable Law, be considered adjustments to the Purchase Price for tax reporting purposes.

(h) Transfer Taxes. All applicable real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any of the Sellers or the Company, Buyer or any of Buyer’s Affiliates as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes shall be borne by Buyer. The Sellers agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns.

(i) Section 338(g) Election. The Sellers and the Company acknowledge that Buyer may make an election pursuant to Section 338(g) of the Code (a “Section 338(g) Election”) with respect to the Company in connection with the purchase and sale of the Shares pursuant to this Agreement. In the event that a Section 338(g) Election is made, Buyer shall be responsible for preparing any applicable purchase price allocation for Tax purposes, shall deliver to Seller Representative a statement showing any such purchase price allocation within thirty (30) days of completion of the allocation, and shall deliver to Seller Representative a copy of all executed documents required by any Governmental Entity to effectuate the Section 338(g) Election, including IRS Forms 8023 and 8883, and Buyer, the Company and the Sellers shall each file all Tax Returns, and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the purchase price allocation. Buyer, the Company, and the Sellers agree not to take any position inconsistent with any Section 338(g) Election or related purchase price allocation.

6.10 Further Assurances. After the Closing, each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

6.11 Transactions with Affiliates. The Sellers and the Company shall cause all agreements and accounts between the Sellers or any Affiliate of the Sellers (other than the Company), on the one hand, and the Company, on the other hand, other than employment arrangements, to be terminated or settled at or prior to the Closing.

6.12 Seller and Vested Optionholder Releases. For and in consideration of the amounts to be paid under this Agreement to the Sellers and Vested Optionholders who are a party to this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing such Sellers and Vested Optionholders, on behalf of themselves and their assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably release, acquit and forever discharge the Company and its officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors-in-interest, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs, expenses, Losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past accruing prior to or as of the Closing Date against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of the Option Plan, the Company Options, such Releasing Party’s pre-Closing relationship with the Company or his or her rights or status as a shareholder, employee or other service provider, officer or director of the Company (collectively, “Released Causes of Action”); provided, however, that the Released Causes of Action shall not include (i) any rights and claims of any Releasing Party arising from or in connection with this Agreement or any Transaction Document, in each case arising after the Closing, (ii) any Inchoate Indemnity Claims, or (iii) any rights and claims not related to the Company that any Seller or Vested Optionholder who is a party to this Agreement may have against any other such Seller or Vested Optionholder. In executing this Agreement, such Sellers and Vested Optionholders acknowledge that they have been informed that the Company may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and initial public offerings of capital stock of the Company, and also may pursue acquisitions or enter into agreements for the sale of the Company or all or a portion of the Company’s assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the Closing Date directly under this Agreement or any Transaction Document in accordance with their terms.

(b) Each Seller and Vested Optionholder who is a party to this Agreement represents to the Released Parties that as of the Closing Date such Seller and Vested Optionholder (i) has not assigned any Released Causes of Action, (ii) fully intends to release all Released Causes of Action, and (iii) has consulted with counsel with respect to the execution and delivery of this general release and have been fully apprised of the consequences hereof. Furthermore, each such Seller and Vested Optionholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the Released Causes of Action.

(c) Each Seller and Vested Optionholder who is a party to this Agreement hereby represents and warrants that they have access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, after receiving the advice of legal counsel. Each such Seller and Vested Optionholder further represents and warrants that they have not relied upon the Company, Buyer or the Released Parties in deciding to enter into this Agreement and have instead made their own independent analysis and decision to enter into this Agreement.

6.13 Spreadsheet; Allocation. Schedule 6.13 sets forth a spreadsheet (the “Spreadsheet”) which includes, among other things, as of the Closing Date, with respect to each Seller, holder of Company Stock Options and Retention Payment Recipient, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the number of and class of Shares held by such Person, (iii) the respective certificate number(s) representing such Shares, (iv) the respective date(s) of acquisition of such Shares, (v) the number of Vested Company Options held by such Person (including the grant date, exercise price, and vesting schedule of such Vested Company Options), (vi) the Pro Rata Portion applicable to such Person, (vi) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Shares, Vested Company Options or Retention Payment Amount, as applicable, (vii) the number of shares of Buyer Series B Common Stock issuable to such Person at the Closing in respect of such Shares, Vested Company Options or Retention Payment Amount, as applicable, (viii) the amount of cash and number of shares of Buyer Series B Common Stock comprising the Holdback Amount on behalf of such Person, (viii) any amounts required to be withheld, and (ix) such other information relevant thereto or that Buyer may reasonably request.

6.14 Tail Insurance Coverage. The Company may purchase tail insurance coverage (the “Tail Insurance Coverage”) for the directors and officers of the Company in a form reasonably acceptable to the Company, the Sellers and Buyer, which shall provide such directors and officers with coverage for six (6) years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, provided that the cost of such Tail Insurance Coverage is included as a Seller Expense. Buyer shall cause the Company (or its successor) to maintain the Tail Insurance Coverage in full force and effect during its period of coverage and continue to honor the obligations thereunder.

6.15 Disclosure to U.S. Authorities. Within 5 (five) business days of execution of this Agreement, the Company shall (and the Sellers shall cause the Company to) submit to the U.S. Government a letter disclosing certain information about the Company’s activities under U.S. export control and economic sanctions laws which letter shall be reasonably acceptable to Buyer and in the form of Exhibit L (“Disclosure Letter”). At any time prior to the Closing, the Company shall not (and the Sellers shall cause the Company not to), without the prior written consent of Buyer (not to be unreasonably withheld), make any other filings with the U.S. Government or engage in any other communications with the U.S. Government relating to, arising from or resulting from the Disclosure Letter and any legal compliance inquiry, investigation or other proceeding associated with the Disclosure Letter (collectively, “Disclosure Matters”). After the Closing, Buyer shall keep the Seller Representative reasonably informed about communications with the U.S. Government regarding Disclosure Matters.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party. The respective obligations of Buyer, the Sellers and the Company to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived only with the written mutual consent of Buyer, the Seller Representative and the Company):

(a) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Closing in connection with the Acquisition and the other transactions contemplated hereby shall have been obtained without any requirement for any Action of Divestiture.

(b) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Acquisition or any other transactions contemplated by this Agreement or the Related Agreements illegal or otherwise prohibiting or preventing consummation of the Acquisition or any other transactions contemplated by this Agreement or the Related Agreements.

7.2 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions (any of which may be waived, in writing, exclusively by Buyer):

(a) Representations and Warranties. The representations and warranties of the Company, the Sellers and the Vested Optionholders who are a party to this Agreement that are (i) set forth in Sections 2.1, 2.2, 3.1 and 3.4 shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date), (ii) set forth in ARTICLE II and ARTICLE III (other than as described in clause (i) above) that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date), and (iii) set forth in ARTICLE II and ARTICLE III (other than as described in clause (i) above) that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).

(b) Covenants. The Company, the Sellers and the Vested Optionholders who are a party to this Agreement shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company, the Sellers and such Vested Optionholders prior to the Closing. The Company, the Sellers and such Vested Optionholders shall have delivered to Buyer (and the Sellers shall have caused the Company to have delivered to Buyer) all certificates and other documents that they are required to deliver (or cause to be delivered) to Buyer pursuant to this Agreement prior to the Closing, including the Spreadsheet and the Closing Statement.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by or before any court, Governmental Authority or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, cause such transactions to be rescinded or adversely affect the right of Buyer to own or operate the Company in any material respect.

(e) Corporate Authorization. Any corporate action necessary to authorize (i) the execution, delivery and performance by the Company of this Agreement and (ii) the consummation of the transactions contemplated hereby shall have been obtained by the Company.

(f) Third Party Consents. The consents of the third parties listed on Schedule 6.7(a) shall have been obtained and Buyer shall have received evidence reasonably acceptable to Buyer that such approvals, consents and filings have been made or obtained, as appropriate, and copies of all such consents and approvals shall have been provided to Buyer.

(g) Officer’s Certificate. Buyer will have received a certificate, in the form set forth on Exhibit I-1 hereto, executed by an officer of the Company certifying: (a) the names of the officers of the Company authorized to sign this Agreement and the Transaction Documents, together with the true signatures of such officers; (b) evidence that the Sellers and Board of Directors of the Company have duly authorized the transactions contemplated by this Agreement and the Transaction Documents and authorized appropriate officers of the Company to execute and deliver this Agreement and the Transaction Documents executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby; (c) as of the Closing the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) have been satisfied and (d) the GAAP Company Interim Financial Statements delivered to Buyer by the Company pursuant to Section 7.2(r) are true, accurate and complete and present fairly the financial position of the Company at the date thereof, and the results of operations, changes in shareholders’ equity and cash flows of the Company for the period indicated.

(h) Seller and Vested Optionholder Certificates. Buyer will have received a certificate, in the form set forth on Exhibit I-2 hereto, executed by each Seller and Vested Optionholder who is a party to this Agreement certifying that as of the Closing, the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied with respect to such Seller or Vested Optionholder;

(i) Employment Matters.

(i) Each of the Key Employee Employment Agreements and Non-Competition Agreements executed by the Key Employees concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, or with Buyer following the Closing. All of the Key Employees (A) have executed Buyer’s proprietary information and inventions assignment agreement, (B) shall be eligible to work in the jurisdictions where they are employed, and (C) shall have executed a release of claims in form and substance acceptable to Buyer.

(ii) Buyer shall have received from (A) all of the Employees of the Company listed on Schedule 7.2(i)(1) and (B) at least 80% of the Employees of the Company listed on Schedule 7.2(i)(2) (the “Other Employees”), a duly executed counterpart to an Employment Agreement with the Company and Buyer’s proprietary information and inventions assignment agreement; and no such Other Employee shall have terminated his or her employment with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, or with Buyer following the Closing. All of the Other Employees (A) shall be eligible to work in the jurisdictions where they are employed, and (B) shall have executed a release of claims in form and substance acceptable to Buyer.

(j) Retention Agreements. Buyer shall have received from each Retention Payment Recipient a duly executed counterpart to a Retention Agreement between such Retention Payment Recipient and Buyer.

(k) Buyer Stockholder Agreement. Buyer shall have received from each Seller who will be issued shares of Buyer Series B Common Stock a duly executed counterpart to a Buyer Stockholder Agreement in the form set forth on Exhibit D hereto.

(l) Form W-9 or W-8. Buyer shall have received an original and duly executed IRS Form W-9 or the appropriate version of Form W-8, as applicable, and any other Tax forms requested by Buyer, from each Seller and Vested Optionholder.

(m) Director and Officer Resignation Letters. Buyer shall have received a duly executed Director and Officer Resignation Letter from each officer and director of the Company in the form attached hereto as Exhibit E, effective as of the Closing.

(n) Deed of Confirmation and Release. Buyer shall have received a duly executed Deed of Confirmation and Release from each officer and director of the Company in the form attached hereto as Exhibit H, effective as of the Closing.

(o) Legal Opinion. Buyer shall have received a legal opinion from Central Chambers Law Corporation, counsel to the Company, regarding the Company’s capitalization as of the Closing Date.

(p) Vested Optionholder Agreement. Buyer shall have received from each holder of Vested Company Options who is not a party hereto a duly executed Vested Optionholder Agreement in the form attached hereto as Exhibit K (the “Vested Optionholder Agreements”), each effective as of the Closing.

(q) Company Audit. The Company shall have received from Ernst & Young and delivered to Buyer an unqualified audit report with respect to an independent audit of the Company Interim Balance Sheet and Company Interim Financial Statements (the “Audit”).

(r) GAAP Reconciliation of Company Interim Financial Statements. The Company shall have delivered to Buyer a true, accurate and complete unaudited reconciliation of the Company Interim Financial Statements to US GAAP that presents fairly the financial position of the Company at the date thereof, and the results of operations, changes in shareholders’ equity and cash flows of the Company for the period indicated (the “GAAP Company Interim Financial Statements”).

(s) Completion of the Financial Assistance Whitewash Procedure. The Company shall have completed the Whitewash Procedure in relation to the provision of financial assistance by the Company for the purposes of the Acquisition through (i) the Company bearing all fees, costs and expenses incurred by legal advisors, auditors, accountants, and/or financial advisors in connection with the Acquisition (including the costs of all documentation relating to or implementing the Acquisition) up to a maximum of S$800,000.00 and (ii) the provision by the Company of the representations, warranties, undertakings, covenants and obligations under this Agreement. Notwithstanding the foregoing, the Whitewash Procedure shall not be deemed incomplete for purposes of this Section 7.2(s) solely because objections were raised by the Accounting and Corporate Regulatory Authority of Singapore or Persons other than the Sellers, the Vested Optionholders and the Company or any Affiliates of the Sellers, the Vested Optionholders and the Company.

(t) Disclosure Letter. The Disclosure Letter shall have been timely submitted to the U.S. Government in accordance with the terms of Section 6.15.

7.3 Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following additional conditions (any of which may be waived, in writing, exclusively by the Seller Representative and the Company):

(a) Representations and Warranties. The representations and warranties of Buyer that are (i) set forth in Sections 4.1 and 4.2 shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date), (ii) set forth in ARTICLE IV (other than as described in clause (i) above) that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Buyer made only as of a specified date, which shall be true and correct in all respects as of such date), and (iii) set forth in ARTICLE IV (other than as described in clause (i) above) that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Buyer made only as of a specified date, which shall be true and correct in all material respects as of such date).

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the provisions of this ARTICLE VIII, after the Closing, the Sellers and Vested Optionholders (whether party hereto or pursuant to a Vested Optionholder Agreement)

(collectively, the “Indemnifying Parties”) shall severally but not jointly, on the basis of such Indemnifying Party’s Pro Rata Portion, indemnify and hold harmless Buyer and the Company and their respective Affiliates, officers, directors, employees, representatives, advisors and agents, and their respective members, stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, related to or in connection with:

(i) any breach or inaccuracy of any representation or warranty made by (1) the Company, the Sellers or the Vested Optionholders in this Agreement or any certificate delivered at Closing by the Company, the Sellers or the Vested Optionholders or (2) the Vested Optionholders in the Vested Optionholder Agreements; provided that, notwithstanding the foregoing, with respect to any breach or inaccuracy of any representation or warranty made by the Indemnifying Parties in ARTICLE II of this Agreement or under the Vested Optionholder Agreements, such Indemnifying Party shall be solely liable for breaches or inaccuracies of its own representations and warranties;

(ii) the breach or nonperformance of any covenant or obligation in this Agreement to be performed by the Sellers, the Vested Optionholders or the Company hereunder or to be performed by the Vested Optionholders in the Vested Optionholder Agreements;

(iii) any inaccuracies in the Spreadsheet;

(iv) any Equityholder-Related Claims;

(v) any Third Party Claims, including the costs of defending against and settling any such Third Party Claims, if the facts and circumstances alleged in such Third Party Claims would give Buyer Indemnified Parties a right to indemnification under this ARTICLE VIII if it would be reasonably expected that such facts and circumstances were factually accurate;

(vi) any fraud, intentional misrepresentation or willful misconduct (such acts referred to herein as “Intentional Bad Acts”) of or by the Company, any director, officer, Employee or advisor of the Company (whether or not in such person’s capacity as such), the Sellers or any of its or their representatives;

(vii) without duplication, any Seller Expenses and any failure of the Company Closing Statement to be true and correct in all respects;

(viii) any matters disclosed on Schedule 8.1(a)(viii); and

(ix) any costs and expenses of enforcement to recover Losses finally determined to be due to any Buyer Indemnified Party under this ARTICLE VIII.

(b) The liability of the Indemnifying Parties under this Agreement shall be limited as follows:

(i) Except in connection with (w) any Intentional Bad Acts, (x) the breach of any Fundamental Representations, (y) the Indemnifying Parties obligations pursuant to Section 6.9 or (z) the breach of any representations and warranties set forth in Section 3.9 (“IP Representations”), the aggregate Liability of the Indemnifying Parties after Closing for all Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a)(i) shall not exceed, in the aggregate, the Holdback Amount. For the avoidance of doubt, where the Indemnifying Parties have paid (whether from the Holdback Amount or otherwise) in the aggregate, a sum equal to or more than the Holdback Amount in respect of Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a)(i) (including in connection with breaches of IP Representations and Fundamental Representations, but excluding amounts paid in connection with any Intentional Bad Acts), none of the Indemnifying Parties shall have any further liabilities in respect of breaches of General Representations (except in connection with any Intentional Bad Acts).

(ii) With respect to Losses in connection with breaches of the representations and warranties other than IP Representations and Fundamental Representations (the “General Representations”), and IP Representations, for which a Claim Certificate is delivered on or prior to the date that is twenty-four (24) months after the Closing Date (the “First Cutoff Date”), the aggregate liability of each Indemnifying Party for all such Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a)(i) shall not exceed 50% of the portion of the Total Consideration received by such Indemnifying Party (inclusive of such Indemnifying Party’s Pro Rata Portion of the amount of any Losses accounted for in Section 8.1(b)(i) above).

(iii) With respect to Losses in connection with breaches of the IP Representations and General Representations for which a Claim Certificate is delivered after the First Cutoff Date but on or prior to the date that is thirty-six (36) months after the Closing Date (the “Survival Date”), the aggregate Liability of each Indemnifying Party for all such Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a)(i) shall not exceed 30% of the portion of the Total Consideration received by such Indemnifying Party (inclusive of such Indemnifying Party’s Pro Rata Portion of the amount of Losses accounted for in Section 8.1(b)(i) and the amount of Losses accounted for with respect to such Indemnifying Party in Section 8.1(b)(ii) above).

(iv) With respect to Losses in connection with breaches of the Fundamental Representations, the aggregate liability of each Indemnifying Party for all such Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a) shall not exceed the portion of the Total Consideration received by such Indemnifying Party (inclusive of such Indemnifying Party’s Pro Rata Portion of the amount of Losses accounted for in Section 8.1(b)(i) and the amount of Losses accounted for with respect to such Indemnifying Party in Section 8.1(b)(ii) and Section 8.1(b)(iii) above).

(v) With respect to Losses in connection with Intentional Bad Acts, the aggregate liability for each Indemnifying Party (other than the Indemnifying Party that committed the Intentional Bad Act) for all such Losses claimed by Buyer Indemnified Parties pursuant to Section 8.1(a) shall not exceed the portion of the Total Consideration received by such Indemnifying Party (inclusive of such Indemnifying Party’s Pro Rata Portion of the amount of any other Losses accounted for with respect to such Indemnifying Party in Section 8.1(b)(i) and the amount of Losses accounted for with respect to such Indemnifying Party in Section 8.1(b)(ii) - (iv) above); provided, that nothing in this Section 8.1(b)(v) shall limit the liability of any Indemnifying Party for Losses in connection with claims of Intentional Bad Acts by such Indemnifying Party, or Intentional Bad Acts of others of which such Indemnifying Party had actual knowledge.

(vi) For purposes of this Section 8.1(b), the term “received” shall mean the sum of (A) any portion of the Total Consideration actually paid to such Indemnifying Party and (B) any portion of the Total Consideration which becomes due to be paid to such Indemnifying Party (e.g., by vesting of Retention Payment Amounts, release of Holdback Amounts, etc.) and shall be measured without regard to whether such portion of the Total Consideration becomes due to be paid before or after the measurement date. For clarity, any portion of the Total Consideration which becomes due to be paid to an Indemnifying Party shall be subject to set-off by Buyer to the extent such Indemnifying Party has been determined to be liable for such amount in accordance with this ARTICLE VIII, including in the event such determination was made prior to the date that such portion of the Total Consideration became due to be paid to such Indemnifying Party. No claim for indemnification by a Buyer Indemnified Party under this ARTICLE VIII shall be prejudiced by the fact that at the time a Claim Certificate is filed with respect to such claim or at the time of resolution of such claim, the amount of Total Consideration actually paid is less than the amount of Total Consideration that may later become due to be paid and the applicable cap on liability to which any such claim shall be limited by this Section 8.1(b) will be determined in accordance with the foregoing principles.

(c) Except in connection with any Intentional Bad Acts or the breach of any of the representations and warranties set forth in ARTICLE II, Buyer Indemnified Parties shall seek recovery for any amounts due to it pursuant to this Section 8.1 first from the Holdback Amount, and then directly from the Indemnifying Parties (including by set-off against vested Retention Payment Amounts, if applicable). The Holdback Amount shall be the sole and exclusive remedy for Buyer Indemnified Parties for indemnification pursuant to Sections 8.1(a)(i), except in connection with (w) any Intentional Bad Acts, (x) the breach of any Fundamental Representations, (y) the Indemnifying Parties obligations pursuant to Section 6.9 or (z) the breach of any IP Representations.

(d) Notwithstanding anything else in this Agreement to the contrary, (i) nothing in this Agreement shall limit the Liability of any Indemnifying Party in connection with claims of Intentional Bad Acts by such Indemnifying Party, or Intentional Bad Acts of others of which such Indemnifying Party had actual knowledge, and for any Losses as a result of such Intentional Bad Acts; (ii) none of the Buyer Indemnified Parties’ legal claims (whether in contract, tort or otherwise) arising out of or in connection with any such Intentional Bad Acts shall be limited or waived by this ARTICLE VIII or this Agreement with respect to any Indemnifying Party committing, or with actual knowledge of, such Intentional Bad Acts; and (iii) none of the Buyer Indemnified Parties’ equitable claims in connection with this Agreement or the transactions contemplated hereby shall be limited or waived by this ARTICLE VIII or this Agreement.

(e) For purposes of this ARTICLE VIII and Section 6.9(a), any representation, warranty, covenant, undertaking or agreement given or made by the Company, any Seller or any Vested Optionholder in this Agreement containing words of materiality, “Material Adverse Effect” or similar qualifications shall be deemed to be made or given without such qualification for purposes of determining the amount of Losses suffered as a result of any inaccuracy, breach, nonfulfillment or nonperformance of any such representation, warranty, covenant, undertaking or agreement given or made by the Company, any Seller or any Vested Optionholder (but not, for the avoidance of doubt, for purposes of determining whether any such inaccuracy, breach, nonfulfillment or nonperformance exists or has occurred).

8.2 Additional Indemnity Provisions. The indemnification obligations of the Indemnifying Parties hereunder shall be subject to the following additional limitations:

(a) Threshold. No claim for indemnification may be made under Section 8.1(a)(i) (other than recovery under Section 8.1(a)(i) in connection with any Intentional Bad Acts or for any breach or inaccuracy of the Fundamental Reps) unless and until the aggregate amount of Losses of the Buyer Indemnified Parties that may be claimed thereunder (together with any Losses that may be claimed under any other subsection of Section 8.1(a)) exceeds $300,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Buyer Indemnified Parties for the full amount of all Losses, including those that comprised any portion of the Threshold.

(b) Sole and Exclusive Remedy. Except in connection with any Intentional Bad Acts, or for any claim for specific performance or other equitable remedies after the Closing, the sole recourse and exclusive remedy of Buyer against the Indemnifying Parties arising out of the matters referred to in Section 8.1(a) shall be to assert a claim for indemnification under the indemnification provisions of this ARTICLE VIII and the remedies provided in Section 10.9.

(c) No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification pursuant to this ARTICLE VIII for any Loss (and such Loss shall not be included in meeting the Threshold) to the extent such party or its Affiliate has been indemnified or reimbursed for such Loss under any other provision of this Agreement, including but not limited to (i) any Loss that is otherwise accounted for in the Final Closing Adjustment, or (ii) any Post-Closing Adjustment pursuant to Section 1.7(c).

(d) Tax Reporting. Any payments made as indemnification under this ARTICLE VIII shall, to the extent permitted by applicable Law, be considered adjustments to the Purchase Price for tax reporting purposes.

(e) Limited Waiver. The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations and warranties (subject to the Disclosure Schedule), covenants and obligations.

(f) No Right of Contribution. None of the Indemnifying Parties shall have any right of contribution from nor may any Indemnifying Party seek indemnification or advancement of expenses (under Contract, pursuant to applicable Law or otherwise) from, the Company or Buyer with respect to any Loss claimed by a Buyer Indemnified Party.

8.3 Claims Procedure.

(a) In the event that Buyer has made a determination that a Buyer Indemnified Party may have a right to indemnification under this ARTICLE VIII (other than a Third-Party Claim covered by Section 8.3(c) below), then Buyer (on behalf of such Buyer Indemnified Party) shall deliver to the Seller Representative a certificate (a “Claim Certificate”) (i) stating that a Buyer Indemnified Party has suffered or incurred, or reasonably anticipates that it may suffer or incur, Losses, and (ii) specifying in reasonable detail the basis for the claim(s), as well as the Losses relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof) (the aggregate amount of such Losses in a Claim Certificate being referred to as the “Claimed Amount”). Following delivery of the Claim Certificate to the Seller Representative, the Buyer shall give the Seller Representative (and the financial, accounting and legal advisors of the Seller Representative) reasonable access to (1) physical and electronic books and records of the Company related to the matters that are the subject of the Claim Certificate, and (2) the individuals who were responsible prior to the Closing for the matters that are the subject of the Claim Certificate. The Seller Representative shall have thirty (30) days after receipt of a Claim Certificate (the “Objection Period”) to deliver to Buyer a certificate (an “Objection Certificate”), pursuant to which the Seller Representative shall, on behalf of the Indemnifying Parties: (A) agree that Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, Buyer shall deduct from the Holdback Amount an amount equal to the Claimed Amount or the applicable portion thereof as determined by Buyer, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Claimed Amount), (B) agree that Buyer Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, Buyer shall deduct from the Holdback Amount an amount equal to the Agreed Amount or the applicable portion thereof as determined by Buyer, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Agreed Amount), or (C) contest that Buyer Indemnified Party is entitled to receive any of the Claimed Amount and specify, in reasonable detail, any objections to the claims in such Claim Certificate or the Claimed Amount. If the Seller Representative fails to deliver an Objection Certificate within the Objection Period, then the Seller Representative shall be deemed, for and on behalf of the Indemnifying Parties, to agree that Buyer Indemnified Party is entitled to receive all of the Claimed Amount (which deemed agreement shall be deemed final, binding and conclusive with respect to all of the Indemnifying Parties) (in which case, Buyer shall deduct from the Holdback Amount an amount equal to the Claimed Amount or the applicable portion thereof as determined by Buyer, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Claimed Amount).

(b) In addition to the foregoing, to the extent permitted under this ARTICLE VIII, any Buyer Indemnified Party may make a claim directly against the Indemnifying Parties. In the event a Buyer Indemnified Party pursues indemnity directly against the Indemnifying Parties, and provided the Indemnifying Parties are determined to be liable in accordance with this ARTICLE VIII, each Indemnifying Party shall promptly, and in no event later than ten (10) days after such determination, pay to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the aggregate amount of such Loss. In the event that any Indemnifying Party is required to pay a portion of any Claimed Amount or Agreed Amount directly to Buyer pursuant to Sections 8.3(a), 8.3(b) or 8.3(d), such Indemnifying Party shall satisfy such obligation in cash; provided, that such Indemnifying Party may substitute for cash the forfeiture to Buyer of up to a number of shares of Buyer Series B Common Stock then held by such Indemnifying Party with an aggregate value (as determined in accordance with Section 10.11) equal to the product of (x) the amount of such Indemnifying Party’s portion of such Loss, multiplied by (y) a fraction, the numerator of which is the aggregate value (as determined in accordance with Section 10.11) of the shares of Buyer Series B Common Stock received by such Indemnifying Party as part of the Total Consideration, and the denominator of which is the aggregate value of the portion of the Total Consideration received by such Indemnifying Party.

(c) In the event that Buyer becomes aware of a third party claim (other than a claim that is the subject of a Claimed Amount or an Agreed Amount) (each, a “Third Party Claim”) which Buyer reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VIII, Buyer shall notify the Seller Representative of such claim (the “Third Party Claim Notice”), and the Seller Representative shall be entitled on behalf of the Indemnifying Parties, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that, for the sake of clarity, it is agreed that the Seller Representative shall not have the ability, without the prior written consent of Buyer, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim by or before, any Governmental Authority. The failure to so notify the Seller Representative shall not relieve the Indemnifying Parties of any liability, except to the extent the Seller Representative demonstrates that the defense of such Third Party Claim is actually and materially prejudiced thereby. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, however, that, in the event that the consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed) is not obtained, no settlement of any such claim with third-party claimants will be determinative of the amount of Losses relating to such matter; provided, further, however, the consent of the Seller Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Seller Representative shall have objected within thirty (30) days after a written request for such consent by Buyer. In the event that the Seller Representative has consented to or deemed to have consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this ARTICLE VIII to the amount of any claim by Buyer with respect to such settlement.

(d) Resolution of Conflicts.

(i) In case the Seller Representative shall timely deliver an Objection Certificate, then for a period of thirty (30) days after delivery of such Objection Certificate, the Seller Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims objected to in the Objection Certificate. Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in San Francisco, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (A) shall participate in the mediation in good faith and shall commit reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (B) shall not pursue other remedies while such mediation is proceeding. If the Seller Representative and Buyer should so agree (whether by mediation or otherwise), a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Holdback Amount, Buyer shall deduct from the Holdback Amount an amount equal to the Losses so agreed or the applicable portion thereof as determined by Buyer, and, if in whole or in part against the Indemnifying Parties, each Indemnifying Party shall promptly cause to be paid to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the aggregate amount of such Loss so agreed.

(ii) Should Buyer and the Seller Representative be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within the time periods specified in Section 8.3(d)(i), then Buyer Indemnified Party shall be permitted to submit such dispute for resolution in accordance with Section 10.9. Upon resolution of such dispute, Buyer shall deduct from the Holdback Amount, an amount equal to the Losses so determined or the applicable portion thereof as determined by Buyer, and, if in whole or in part against the Indemnifying Parties, the Indemnifying

Parties shall promptly cause to be paid, as applicable, by wire transfer to Buyer an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Losses determined in such resolution.

8.4 Survival of Representations and Warranties, etc. All representations, warranties, covenants, and agreements of the Sellers, the Vested Optionholders who are a party to this Agreement, the Company and Buyer made in this Agreement shall survive the Closing, subject to the following provisions of this Section 8.4 with respect to the expiration of representations and warranties. The respective representations and warranties of the parties contained herein (including the General Representations) shall survive the Closing and shall expire and terminate on the date that is eighteen (18) months after the Closing Date (the “General Survival Date”). Notwithstanding the foregoing, (a) any claims for the breach of any representation or warranty of the Indemnifying Parties contained in ARTICLE II or ARTICLE III that have been timely made pursuant to ARTICLE VIII on or prior to the expiration date of such representation or warranty, which claims shall survive until the liability is finally determined; (b) the representations and warranties contained in ARTICLE II, Section 3.1 (Corporate Organization; Authorization), Section 3.2 (No Violation), Section 3.3 (Consents and Approvals of Governmental Authorities), Section 3.4 (Capitalization), Section 3.12 (Taxes), and Section 3.20 (Title to Properties; Encumbrances; Capital Leases) (collectively, the “Fundamental Representations”) shall survive the Closing and shall expire on the date thirty (30) days following the expiration of the applicable statute of limitations and the applicable limitation periods in the Income Tax Act, Chapter 134 of Singapore) for the subject matter of such representations and warranties (including any extensions thereof); and (c) the IP Representations shall survive the Closing and shall expire on the Survival Date; provided, however, that, notwithstanding the foregoing, claims in connection with Intentional Bad Acts may be made at any time notwithstanding the fact that any representation or warranty relating thereto may have already expired pursuant to the terms of this Section 8.4. It is the express intent of the Parties that, other than in connection with Intentional Bad Acts, if the applicable survival period for an item as contemplated by this Section 8.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated by this Agreement. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, indefinitely (including any claims in connection with Intentional Bad Acts in relation thereto). Notwithstanding anything herein to the contrary, in the event of any Intentional Bad Acts in connection with the breach of any representations or warranties of the Sellers, the Vested Optionholders who are a party to this Agreement and/or the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument delivered by the Sellers, such Vested Optionholders or the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, such representations and warranties shall survive the Closing and shall remain in full force and effect in perpetuity and without limitation, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto.

8.5 Holdback Arrangements.

(a) Holdback. From and after the Closing, the Indemnifying Parties agree that, subject to the other provisions of this ARTICLE VIII, the Holdback Amount shall be fully available to indemnify, defend and hold harmless Buyer Indemnified Parties from and against any and all Losses in respect of which such Buyer Indemnified Parties may be indemnified, defended or held harmless under this ARTICLE VIII or Section 6.9 (including the limitations set forth in Sections 8.1(b) et seq.).

(b) Satisfaction of Claims. Recovery against the Holdback Amount shall be the Buyer Indemnified Parties’ sole and exclusive remedy for indemnification claims under Section 8.1(a)(i), except in the case of Losses arising out of or resulting from a breach or inaccuracy of the Fundamental

Representations or the IP Representations, the Indemnifying Parties obligations pursuant to Section 6.9, or any Intentional Bad Acts in connection with the breach of any representation or warranty in this Agreement or any certificates delivered pursuant hereto or thereto (with respect to which the limitations set forth in this sentence shall not apply). Any amounts to be distributed from the Holdback Amount shall be distributed pro rata from such Seller’s or Vested Optionholder’s proportional contribution to the Holdback Amount (as set forth in the Spreadsheet), in the same form (stock or cash) as such Seller’s or Vested Optionholder’s proportional contribution to the Holdback Amount, except in respect of recoveries for Losses related to a breach of any individual Seller’s or Vested Optionholder’s representations and warranties set forth in ARTICLE II, in which case, such amounts shall be satisfied solely out of such Seller’s or Vested Optionholder’s proportional contribution to the Holdback Amount.

(c) Holdback Periods; Distribution Upon Termination of Holdback Periods. Subject to the following requirements, the Holdback Amount shall be withheld by Buyer at the Closing and thereafter pursuant to the terms contained herein. On the third (3rd) Business Day following the date that is twelve (12) months after the Closing Date (the “Initial Holdback Release Date”), Buyer shall release to the Sellers and Vested Optionholders (in accordance with their respective Pro Rata Portions, subject to the last sentence of Section 8.5(b)), a portion of the Holdback Amount equal to the result of (i) fifty percent (50%) of the Holdback Amount (comprised of cash and equity on a pro rata basis), minus (ii) all amounts previously distributed from the Holdback Amount, minus (iii) any amount which is subject to any unresolved claims specified in any Claim Certificate that is delivered to the Seller Representative prior to the Initial Holdback Release Date. On the third (3rd) Business Day following the date that is eighteen (18) months after the Closing Date (the “Final Holdback Release Date”), Buyer shall release to the Sellers and Vested Optionholders (in accordance with their respective Pro Rata Portions, subject to the last sentence of Section 8.5(b)) a portion of the Holdback Amount equal to the result of (i) the then-remaining Holdback Amount, minus (ii) any amount which is subject to any unresolved claims specified in any Claim Certificate that is delivered to the Seller Representative prior to the Final Holdback Release Date. Buyer shall deliver to each of the Sellers and Vested Optionholders such Person’s Pro Rata Portion (if any) of the remaining portion of the Holdback Amount not required to satisfy any then pending claims against the Holdback Amount and shall deliver to each of the Sellers and Vested Optionholders such Person’s Pro Rata Portion (if any) of the remaining portion of the Holdback Amount, if any, following resolution of all such claims.

ARTICLE IX

PRE-CLOSING TERMINATION OF AGREEMENT

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to Closing:

(a) by mutual agreement of the Seller Representative and Buyer;

(b) by Buyer, if a Material Adverse Effect has occurred;

(c) by Buyer, if the Closing Date shall not have occurred by March 30, 2014 (the “Buyer End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if any action of Buyer or failure to act by Buyer has been a proximate cause of, or resulted in, the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Seller Representative, if the Closing Date shall not have occurred by April 30, 2014 (the “Seller End Date”); provided, however, that the right to terminate this Agreement under this

Section 9.1(d) shall not be available any action of a Seller, Vested Optionholder or the Seller Representative or failure to act by any of the foregoing has been a proximate cause of, or resulted in, the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e) by Buyer or the Seller Representative, if any Legal Requirement shall be in effect which has the effect of making the Acquisition illegal or otherwise prohibits prevents consummation of the Acquisition, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(f) by Buyer, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would require an Action of Divestiture;

(g) by Buyer, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company, the Sellers or the Vested Optionholders who are a party to this Agreement set forth in this Agreement, or of the Vested Optionholders set forth in the Vested Optionholder Agreements, such that the conditions set forth in Sections 7.2(a) and 7.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company and the Seller Representative; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in ARTICLE VII for the benefit of Buyer are incapable of being satisfied on or before the Buyer End Date; or

(h) by the Seller Representative if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Buyer set forth in this Agreement or in the Vested Optionholder Agreements such that the conditions set forth in Sections 7.3(a) and 7.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in ARTICLE VII for the benefit of the Company are incapable of being satisfied on or before the Seller End Date.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, the Company, the Sellers, the Vested Optionholders or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Transaction Documents or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of ARTICLE X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE IX.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Buyer, the Company and the Seller Representative.

10.2 Waiver of Compliance. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any such party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by any of the Sellers or by the Buyer, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other; (b) no waiver that may be given by a party to this Agreement will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party to this Agreement will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.3 Notices. All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing (in accordance with this Section 10.3) by one party to the others:

if to the Company (before the Closing), the Sellers or the Seller Representative, then to:

Zopim Pte Ltd

1 Commonwealth Lane, #03-01

Singapore 149544

Attn: Royston Tay

Email: royston@zopim.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

Attention:	John V. Bautista Augie Rakow

Facsimile No.: (650) 614-7401

if to the Company (after the Closing) or to Buyer, then to:

Zendesk, Inc.

989 Market Street

San Francisco CA 94103

Attention: General Counsel

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention:	William J. Schnoor Lawrence M. Chu

Facsimile No.: (650) 471-6098

10.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, claims, benefits, remedies, obligations or Liabilities under or by reason of this Agreement. Each Vested Optionholder who is not a party hereto shall be deemed a party hereto to the extent set forth in the Vested Optionholder Agreements and shall be subject to the terms and conditions of each section of this Agreement to the extent set forth in the Vested Optionholder Agreements.

10.5 Entire Agreement. This Agreement, along with the other Transaction Documents and the Schedules and Exhibits hereto and thereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with any Intentional Bad Acts.

10.6 Expenses. Except as otherwise expressly provided in Section 6.9(h) and elsewhere herein, each party to this Agreement will pay its own costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

10.7 Press Releases and Announcements. No press release related to this Agreement or the transactions contemplated herein, or other public announcement or announcement to the employees, customers, or suppliers of the Company, will be issued without the approval of Buyer, except as otherwise required by law, in each case not to be unreasonably withheld, conditioned or delayed.

10.8 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

10.9 Arbitration. Any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, shall be resolved exclusively and finally by confidential binding arbitration in accordance with the following procedures:

(a) The arbitration shall be conducted in San Francisco, California, or such other location as the parties mutually agree. The arbitration proceedings will be conducted in accordance with, and pursuant to, the then most applicable rules (the “Arbitration Rules”) of the American Arbitration Association. In the event of any conflict between the Arbitration Rules and the provisions of this Section 10.9, the provisions of this Section 10.9 shall control.

(b) There will be a single neutral arbitrator (“Arbitrator”) who will be selected pursuant to the Arbitration Rules; provided, however, that, notwithstanding the Arbitration Rules, each party shall have the right to preemptively challenge any Arbitrator that has previously arbitrated any matter for either party. The Arbitrator will have the same power (but no greater power) to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including declaratory and injunctive relief and damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

(c) The parties intend that appropriate rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each party. In that regard, the parties agree to work together in good faith and with the Arbitrator to arrive upon mutually acceptable procedures regarding the time limits for, and type, amount, scope and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the parties are unable to so agree, such issues will be submitted to the Arbitrator for his or her determination. If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain strict confidentiality regarding the arbitration proceedings. Following such request, in rendering an award, the Arbitrator shall endeavor not to include confidential information in his or her written opinion explaining the award or shall redact such opinion to the standards required by the parties.

(d) Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for provisional relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this Section 10.9. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

(e) To the extent permitted by applicable Law, the prevailing party (if a prevailing party is determined to exist by the Arbitrator) in any proceeding or action under this Section 10.9 shall be entitled, in addition to any other damages or relief awarded, to an award of reasonable attorneys’ and accounting fees, expenses and other out-of-pocket costs incurred by such party (including any costs and fees incurred by and payable to the Arbitrator and any costs incurred in enforcing any such award), not to exceed such fees incurred by the non-prevailing party. The parties shall share equally all fees and expenses of the arbitrator to the extent permitted by applicable Law and each party shall personally bear all other costs and fees, including attorney’s fees, incurred by that party in the course of the arbitration, except, in each case, to the extent that such fees and expenses are Losses that are indemnifiable pursuant to ARTICLE VIII, in which case they shall be treated as provided in ARTICLE VIII.

(f) The Arbitrator shall render an award and written opinion explaining the award, and the decisions and award of the Arbitrator shall be final and binding upon the parties. The parties hereto hereby waive to the fullest extent permitted by applicable Law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the award of the Arbitrator may be enforced against the parties or their assets wherever they may be found and that a judgment upon such award may be entered in any court having jurisdiction thereof.

10.10 Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars except where specifically provided to the contrary and in determining or measuring against any such amounts contained in this Agreement, all amounts that are in a currency other than United States dollars shall be converted into United States Dollars at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the Business Day immediately preceding the applicable date. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement. All references to Schedules and Exhibits refer to the Schedules and Exhibits of this Agreement, unless otherwise expressly provided. The term “including” means “including without limitation.”

10.11 Fair Market Value of Buyer Series B Common Stock. The value of shares of Buyer Series B Common Stock shall be determined according to the following valuation method for any purpose in connection with this Agreement or any Transaction Document (the “Agreed Valuation Method”): such shares shall be valued at USD $6.04 per share; provided, however, if Buyer completes an Initial Public Offering within nine (9) months after the Closing, the shares of Buyer Series B Common Stock shall be valued at the initial offering price per share for any such determination made in connection with any Claim Certificate delivered to Seller Representative after the completion of the Initial Public Offering; provided, further, if Buyer has not completed an Initial Public Offering within nine (9) months after the Closing, the shares of Buyer Series B Common Stock shall be valued at the fair market value thereof as of the date that is nine (9) months after the Closing, as then-most recently determined by Buyer’s Board of Directors, for any such determination made in connection with any Claim Certificate delivered to Seller Representative after such date.

10.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

10.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature or other electronic means of delivery (including via portable document format (.pdf)) with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

10.15 Seller Representative.

(a) Each Indemnifying Party, by the adoption of this Agreement, irrevocably and unconditionally authorizes the Seller Representative (i) to take any and all additional action as is contemplated to be taken or otherwise may be taken by or on behalf of the Indemnifying Parties by or under the terms of this Agreement, including any actions in connection with any Post-Closing Adjustment or Objection Notice contained in Section 1.7, any waivers of Closing conditions or waivers of other Indemnifying Party rights and any agreement to terminate or alter this Agreement, (ii) to take all action necessary to the defense and/or settlement of any claims for which the Indemnifying Parties may be required to indemnify Buyer pursuant to ARTICLE VIII hereof, and (iii) to give and receive all notices required to be given or received by the Indemnifying Parties under this Agreement. Seller Representative may take the foregoing actions, with full power of substitution, as Seller Representative may in its sole discretion determine to be necessary, desirable or appropriate in connection with any claim for indemnification.

(b) All decisions and actions by the Seller Representative, including without limitation any agreement between the Seller Representative and Buyer (i) relating to the determination of the existence of any Post-Closing Adjustment or the settlement of any disputes or disagreements with regard to any Post-Closing Adjustment pursuant to Section 1.7 or (ii) relating to the defense or settlement of any claims for which the Indemnifying Parties may be required to indemnify Buyer pursuant to ARTICLE VIII hereof, shall be binding upon all Indemnifying Parties, and no Indemnifying Party shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Seller Representative shall not have any liability to any of the parties hereto for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Parties shall severally but not jointly indemnify the Seller Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Seller Representative shall be entitled to be reimbursed for reasonable expenses incurred in the performance of its duties (including, without limitation, the reasonable fees of counsel) by the Indemnifying Parties.

(d) The Seller Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising his rights hereunder; provided that the Seller Representative shall treat confidentially and not disclose any nonpublic information from or about the Company or Buyer to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially) and execute a non-disclosure agreement in the form provided by Buyer.

(e) By his, her or its adoption of this Agreement, each Indemnifying Party agrees, in addition to the foregoing, that:

(i) Buyer shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes or disagreements in connection with any Post-Closing Adjustments pursuant to Section 1.7 and (ii) the settlement of any claims for indemnification by Buyer pursuant to ARTICLE VIII hereof, or any other actions required or permitted to be taken by the Seller Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Seller Representative;

(ii) all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Indemnifying Parties and no Indemnifying Party shall have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud or willful misconduct by the Seller Representative in connection with the matters described in this Section 10.15;

(iii) the provisions of this Section 10.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Indemnifying Party may have in connection with the transactions contemplated by this Agreement; and

(iv) the provisions of this Section 10.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Indemnifying Party, and any references in this Agreement to an Indemnifying Party shall mean and include the successors to the rights of each applicable Indemnifying Party hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(v) the Sellers shall indemnify, defend and hold harmless the Seller Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses and other Losses (including attorneys’ fees and court costs) (collectively, “Seller Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Seller Representative pursuant to the terms of this Agreement or any Transaction Document, in each case as such Seller Representative Loss is incurred or suffered. Notwithstanding the foregoing, in the event it is finally adjudicated that a Seller Representative Loss or any portion thereof was primarily caused by the bad faith, gross negligence or willful misconduct of the Seller Representative, the preceding sentence will not apply to the amount of the seller Representative Loss attributable to such bad faith, gross negligence or willful misconduct.

(f) Royston Tay hereby accepts his appointment as Seller Representative.

(g) Each party to this Agreement agrees that Royston Tay may resign as the Seller Representative at any time and in his sole discretion, provided that Shareholder Representative Services LLC or other individual or entity mutually agreed on by (i) the Buyer, and (ii) the Sellers representing at least the majority of the aggregated Pro Rata Portions, has been appointed as the Seller Representative and made a party to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Share Purchase and Sale Agreement as of the date first written above.

COMPANY:

By:	/s/ Royston Tay
	Name:	Royston Tay
	Title:	Chief Executive Officer

ROYSTON TAY As Seller Representative:

By:	/s/ Royston Tay
Royston Tay

SIGNATURE PAGE TO SHARE PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Share Purchase and Sale Agreement as of the date first written above.

SELLERS:

Royston Tay Zhing Keak

/s/ Royston Tay Zhing Keak

Wu Wenxiang

/s/ Wu Wenxiang

Kwok Yang Bin

By:	/s/ Kwok Yang Bin

Low Junliang

By:	/s/ Low Junliang

Lim Qing Ru

By:	/s/ Lim Qing Ru

NUS Technology Holdings Pte Ltd

By:	/s/ Tan Tiong Gie Bernard
	Name:	Prof. Tan Tiong Gie Bernard
	Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Share Purchase and Sale Agreement as of the date first written above.

VESTED OPTIONHOLDERS:

Ang Jun Han

/s/ Ang Jun Han

Ng Wenchao

/s/ Ng Wenchao

Nguyen Si Thong

/s/ Nguyen Si Thong

Quek Teng Wan

/s/ Quek Teng Wan

SIGNATURE PAGE TO SHARE PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Share Purchase and Sale Agreement as of the date first written above.

BUYER:

ZENDESK, INC.

By:	/s/ Alan Black
	Name:	Alan Black
	Title:	Chief Financial Officer

SIGNATURE PAGE TO SHARE PURCHASE AND SALE AGREEMENT